                                 $40,000,000

                               CREDIT AGREEMENT

                                 dated as of

                                July 31, 1996

                                  between

                              KEMET CORPORATION

                                    and

                     WACHOVIA BANK OF NORTH CAROLINA, N.A.

                                TABLE OF CONTENTS
                                 CREDIT AGREEMENT
                                   ARTICLE I
                                   DEFINITIONS
SECTION 1.01.  Definitions                                                 -1-
SECTION 1.02.  Accounting Terms and Determinations                        -15-
SECTION 1.03.  Use of Defined Terms                                       -15-
SECTION 1.04.  Terminology                                                -15-
SECTION 1.05.  References                                                 -15-
                                   ARTICLE II
                                   THE CREDITS

SECTION 2.01.  Commitment to Make Loans                                   -15-
SECTION 2.02.  Method of Borrowing Loans                                  -16-
SECTION 2.03.  Alternative Funding Sources                                -17-
SECTION 2.04.  Note                                                       -18-
SECTION 2.05.  Maturity of Loans                                          -18-
SECTION 2.06.  Interest Rates                                             -18-
SECTION 2.07.  Fees                                                       -21-
SECTION 2.08.  Optional Termination or Reduction of Commitment            -22-
SECTION 2.09.  Mandatory Termination of Commitment                        -22-
SECTION 2.10.  Optional Prepayments                                       -22-
SECTION 2.11.  Mandatory Prepayments                                      -22-
SECTION 2.12.  General Provisions as to Payments                          -23-
SECTION 2.13.  Computation of Interest and Fees                           -24-

                                   ARTICLE III
                             CONDITIONS TO BORROWINGS
SECTION 3.01.  Conditions to First Borrowing                              -24-
SECTION 3.02.  Conditions to All Borrowings                               -25-
                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
SECTION 4.01.  Corporate Existence and Power                              -26-
SECTION 4.02.  Corporate and Governmental Authorization; No Contravention -26-
SECTION 4.03.  Binding Effect                                             -26-
SECTION 4.04.  Financial Information                                      -26-
SECTION 4.05.  Litigation                                                 -27-
SECTION 4.06.  Compliance with ERISA                                      -27-
SECTION 4.07.  Taxes                                                      -27-
SECTION 4.08.  Subsidiaries                                               -27-
SECTION 4.09.  Not an Investment Company                                  -27-
SECTION 4.10  Public Utility Holding Company Act                          -27-
SECTION 4.11.  Ownership of Property; Liens                               -28-

SECTION 4.12.  No Default                                                -28-
SECTION 4.13.  Full Disclosure                                           -28-
SECTION 4.14.  Environmental  Matters                                    -28-
SECTION 4.15.  Compliance with Laws                                      -29-
SECTION 4.16.  Capital Stock                                             -29-
SECTION 4.17.  Margin Stock                                              -29-
SECTION 4.18.  Insolvency                                                -29-

                                    ARTICLE V
                                    COVENANTS
SECTION 5.01.  Information                                               -29-
SECTION 5.02.  Inspection of Property, Books and Records                 -31-
SECTION 5.03.  Ratio of Consolidated Funded Debt to Consolidated Total
               Capital                                                   -31-
SECTION 5.04.  Minimum Consolidated Net Worth                            -31-
SECTION 5.05.  Ratio of Consolidated Cash Flow from Operations to
               Consolidated Funded Debt                                  -31-
SECTION 5.06.  Loans or Advances                                         -31-
SECTION 5.07.  Investments                                               -32-
SECTION 5.08.  Factor Receivables                                        -32-
SECTION 5.09.  Negative Pledge                                           -32-
SECTION 5.10.  Maintenance of Existence                                  -34-
SECTION 5.11.  Dissolution                                               -34-
SECTION 5.12.  Consolidations, Mergers and Sales of Assets               -34-
SECTION 5.13. Compliance with Regulations G, T, U and X                  -35-
SECTION 5.14.  Compliance with Laws; Payment of Taxes                    -35-
SECTION 5.15.  Insurance                                                 -35-
SECTION 5.16.  Change in Fiscal Year                                     -36-
SECTION 5.17.  Maintenance of Property                                   -36-
SECTION 5.18.  Environmental Notices                                     -36-
SECTION 5.19.  Environmental Matters                                     -36-
SECTION 5.20.  Environmental Release                                     -36-
SECTION 5.21.  Significant Subsidiaries                                  -36-
SECTION 5.22  Sale, Transfer or Pledge of Industrial Revenue Bonds       -37-

                                   ARTICLE VI
                                    DEFAULTS
SECTION 6.01.  Events of Default                                         -37-

                                 ARTICLE VII
                                 [RESERVED]

                                 ARTICLE VIII
                 CHANGE IN CIRCUMSTANCES; COMPENSATION
SECTION 8.01.  Basis for Determining Interest Rate Inadequate or Unfair  -40-
SECTION 8.02.  Illegality                                                -40-
SECTION 8.03.  Increased Cost and Reduced Return                         -40-
SECTION 8.04.  Base Rate Loans or Offered Rate Loans Substituted for

               Affected Euro-Dollar Loans                                -42-
SECTION 8.05.  Compensation                                              -42-

                                 ARTICLE IX
                                MISCELLANEOUS
SECTION 9.01.  Notices                                                   -43-
SECTION 9.02.  No Waivers                                                -43-
SECTION 9.03.  Expenses; Documentary Taxes; Indemnification              -43-
SECTION 9.04.  Setoffs                                                   -44-
SECTION 9.05.  Amendments and Waivers                                    -44-
SECTION 9.06.  [Reserved]                                                -44-
SECTION 9.07.  Successors and Assigns                                    -44-
SECTION 9.08.  Confidentiality                                           -46-
SECTION 9.09.  [Reserved]                                                -46-
SECTION 9.10.  [Reserved]                                                -46-
SECTION 9.11.  Survival of Certain Obligations                           -46-
SECTION 9.12.  North Carolina Law                                        -47-
SECTION 9.13.  Severability                                              -47-
SECTION 9.14.  Interest                                                  -47-
SECTION 9.15.  Interpretation                                            -47-
SECTION 9.16.  Consent to Jurisdiction                                   -47-
SECTION 9.17.  Counterparts                                              -47-
SECTION 9.18.  Knowledge of Borrower                                     -48-
SECTION 9.18.  Consequential Damages                                     -48-


SCHEDULE 4.05          Description of Litigation
SCHEDULE 4.08A         Existing Subsidiaries
SCHEDULE 4.08B         Existing Domestic Significant Subsidiaries
SCHEDULE 4.08C         Existing Foreign Significant Subsidiaries
SCHEDULE 4.14 A-1      Description of Environmental Liabilities
SCHEDULE 4.14 A-2      Properties on National Priorities or CERCLIS List
SCHEDULE 5.07          Existing Investments
EXHIBIT A              Form of Note
EXHIBIT B              Form of Opinion of Counsel for the Borrower and the
                               Guarantors
EXHIBIT C              Form of Closing Certificate
EXHIBIT D              Form of Secretary's Certificate
EXHIBIT E              Form of Compliance Certificate
EXHIBIT F              Form of Assignment and Acceptance
EXHIBIT G              Form of Notice of Borrowing
EXHIBIT H              Form of Designation Letter

                               CREDIT AGREEMENT


          AGREEMENT dated as of July 31, 1996 between KEMET CORPORATION and WACHOVIA BANK OF NORTH CAROLINA, N.A.

          The parties hereto agree as follows:

     ARTICLE I

     DEFINITIONS

          SECTION 1.01. Definitions. The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

          "Adjusted London Interbank Offered Rate" has the meaning set forth in
Section 2.06(c).

          "Affiliate" of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person,
(ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or
(iii) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests; provided that for purposes of this Agreement, neither CVC nor KEMET Partners shall be deemed to be an Affiliate of the Borrower or any of its Subsidiaries. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" means this Credit Agreement, together with all amendments and supplements hereto.

          "Applicable Facility Fee Rate" has the meaning set forth in Section 2.07(a).

          "Applicable Margin" has the meaning set forth in Section 2.06(a).

          "Assignee" has the meaning set forth in Section 9.07(c).

          "Assignment and Acceptance" means an Assignment and Acceptance executed in accordance with Section 9.07(c) in the form attached hereto as Exhibit F.

          "Authority" has the meaning set forth in Section 8.02.

          "Bank" means Wachovia Bank of North Carolina, N.A. and its successors and assigns.

          "Base Rate" means for any Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, and (ii) one-half of one percent above the Federal Funds Rate for such day. For purposes of determining the Base Rate for any day, changes in the Prime Rate and the Federal Funds Rate shall be effective on the date of each such change.

          "Base Rate Loan" means a Loan which bears or is to bear interest at a rate based upon the Base Rate.

          "Beneficial Ownership" shall have the meaning given to such term in Rule 13-d of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

          "Bond Issuance and Purchase Agreement" means that certain Bond Issuance and Purchase Agreement dated as of December 22, 1994, among Greenville County, South Carolina, Greenwood County, South Carolina and KEMET Electronics, as it may be amended from time to time solely to provide for the issuance and purchase of additional bonds thereunder.

          "Borrower" means KEMET Corporation, a Delaware corporation, and its successors and permitted assigns.

          "Borrowing" means a borrowing hereunder consisting of a Loan made to the Borrower by the Bank.

          "Capital Stock" means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

          "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than 12 months from the date of acquisition, (ii) Dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Euro-Dollar time deposits, Euro-Dollar certificates of deposit of (A) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (B) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 12 months from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within 12 months of the date of acquisition, and (iv) interests in money market or mutual funds which invest solely in assets or securities of the type described in clauses (i), (ii) and/or (iii) of this definition.

          "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. and its implementing regulations and amendments.

          "CERCLIS" means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.

          "Change of Control" shall mean either (i) CVC or any Affiliate of CVC or CVC together with any Affiliate of CVC (collectively, the "CVC Group") shall have acquired Beneficial Ownership, directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 49% or more of the combined voting power of all Voting Stock of the Borrower, or (ii) any Person or two or more Persons acting in concert (other than the CVC Group) shall have acquired Beneficial Ownership, directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower; or (iii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24 - month period were directors of the Borrower shall cease to constitute a majority of the board of directors of the Borrower and such event is the result (directly or indirectly) of the acquisition of 20% or more of the combined voting power of the Voting Stock by a Person or Persons that did not own at least 5% or more of the combined voting power of the Voting Stock as of the Closing Date; or (iv) any Person or two or more Persons acting in concert (other than the CVC Group) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over Voting Stock of the Borrower (or other securities convertible into such securities) representing 35% or more of the combined voting power of all Voting Stock of the Borrower.

          "Change of Law" shall have the meaning set forth in Section 8.02.

          "Closing Certificate" has the meaning set forth in Section 3.01(d).

          "Closing Date" means July 31, 1996.

          "Code" means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

          "Commitment" shall have the meaning assigned to it in Section 2.01.

          "Compliance Certificate" has the meaning set forth in Section 5.01(c).

          "Consolidated Cash Flow from Operations" means, for any period, the sum of (i) Consolidated Net Income for such period, (ii) Depreciation for such period, and (iii) amortization and other non-cash charges of the Borrower and its Consolidated Subsidiaries for such period.

          "Consolidated Funded Debt" means at any date the Debt of the Borrower and its Consolidated Subsidiaries, without duplication, determined on a consolidated basis as of such date.

          "Consolidated Net Income" means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis, but excluding (i) extraordinary items, (ii) any equity interests of the Borrower or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary, and (iii) revenues received in connection with any Investment by KEMET Electronics pursuant to clause (iv) of the definition of Permitted Investments.

          "Consolidated Net Worth" means, at any time, Stockholders' Equity.

          "Consolidated Operating Profits" means, for any period, the Operating Profits of the Borrower and its Consolidated Subsidiaries.

          "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

          "Consolidated Tangible Net Worth" means, at any time, Stockholders' Equity, less the sum of the value, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP, of

               (A) Any surplus resulting from any write-up of assets subsequent to December 31, 1994 (excluding any write-ups of Inventory made in the ordinary course of business);

               (B) All assets which would be treated as intangible assets for balance sheet presentation purposes under GAAP, including, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), trademarks, tradenames, copyrights, patents and technologies, and unamortized debt discount and expense; and

               (C) Loans or advances to stockholders, directors, officers or employees (but only to the extent the aggregate outstanding amount of such loans and advances exceeds the limit set forth in Section 5.06(i)).

          "Consolidated Total Assets" means, at any time, the Total Assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis.

          "Consolidated Total Capital" means, at any time, the sum of (i) Consolidated Net Worth, and (ii) Consolidated Funded Debt.

          "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

          "CVC" shall mean Citicorp Venture Capital, Ltd., a New York corporation.

          "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, other than those certain lease obligations of KEMET Electronics to Greenville County, South Carolina and/or Greenwood County, South Carolina pursuant to the Lease Agreement, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and
(ix) all Debt of others Guaranteed by such Person; provided, that Debt shall not include (a) accrued expenses (including without limitation accrued salaries, accrued vacation, deferred compensation, unfunded projected pension benefit obligations and unfunded post-retirement medical plans), accrued dividends, warranty reserves and accrued current and deferred income taxes, in each case arising in the ordinary course of business, (b) operating leases (including without limitation financing leases which constitute operating leases) and (c) in the case of Factor Receivables sold on a "recourse" basis, the amount of such recourse liability to the extent of cash deposits securing such liability; and provided further, that Debt shall not include the obligation of a Person in its capacity as the servicer, collection agent or similar party to forward amounts collected with respect to Factor Receivables to the purchaser of such Factor Receivables.

          "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

          "Default Rate" means, with respect to any Loan, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to any Loans hereunder (irrespective of whether any such type of Loans are actually outstanding hereunder).

          "Depreciation" means for any period the sum of all depreciation expenses of the Borrower and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP.

          "Designated Lender" has the meaning set forth in Section 2.03(a).

          "Designated Lender Advance" has the meaning set forth in Section 2.03(a).

          "Designated Lender Loan Agreement" has the meaning set forth in
Section 2.03(a).

          "Designated Lender Note" has the meaning set forth in Section 2.03(a).

          "Dollars" or "$" means dollars in lawful currency of the United States of America.

          "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in North Carolina are authorized or required by law to close.

          "Domestic Significant Subsidiary" means any Significant Subsidiary which is organized under the laws of any state or territory of the United States of America.

          "Environmental Authority" means any foreign, federal, state, local or regional government that lawfully exercises any form of jurisdiction or authority under any Environmental Requirement.

          "Environmental Authorizations" means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Borrower or any Subsidiary required by any Environmental Requirement.

          "Environmental Judgments and Orders" means all judgments, decrees or orders arising from or in any way associated with any violation of or liability under any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any violation of or liability under any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

          "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

          "Environmental Liabilities" means any liabilities, whether accrued, contingent or otherwise, arising under any Environmental Requirements.

          "Environmental Notices" means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement.

          "Environmental Proceedings" means any judicial or administrative proceedings arising from or in any way associated with any violation of or liability under any Environmental Requirement.

          "Environmental Releases" means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

          "Environmental Requirements" means any legal requirement relating to health, safety or the environment and applicable to the Borrower, any Subsidiary or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

          "Euro-Dollar Business Day" means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

          "Euro-Dollar Loan" means a Loan which bears or is to bear interest at a rate based upon the London Interbank Offered Rate.

          "Euro-Dollar Reserve Percentage" has the meaning set forth in Section 2.06(c).

          "Event of Default" has the meaning set forth in Section 6.01.

          "Existing Credit Agreement" means that certain Credit Agreement dated as of February 24, 1995 among the Borrower, Wachovia Bank of Georgia, N.A., as Agent and the banks listed therein, as amended by the First Amendment to Credit Agreement dated as of August 1, 1996, without regard and without giving effect to any subsequent amendments or waivers given with respect thereto.

          "Existing Guaranty Agreement" means that certain Guaranty Agreement dated as of February 24, 1995, executed by the Guarantors for the benefit of Wachovia Bank of Georgia, N.A., as Agent and the banks listed in the Existing Credit Agreement, without regard and without giving effect to any amendments or waivers given with respect thereto.

          "Existing Pledge Agreement" means that certain Pledge Agreement dated as of February 24, 1995, executed by KEMET Electronics for the benefit of Wachovia Bank of Georgia, N.A., as Agent for the banks listed in the Existing Credit Agreement without regard and without giving effect to any amendments or waivers given with respect thereto.

          "Facility Fee Determination Date" has the meaning set forth in Section 2.07(a).

          "Facility Fee Payment Date" means each March 31, June 30, September 30 and December 31.

          "Factor Receivables" means the outstanding amount of those Foreign Trade Receivables from time to time sold by KESA to Swiss Bank Corporation pursuant to the Purchase Agreement or sold by KESA (or any other Subsidiary of the Borrower) pursuant to any other agreement providing for the factoring of Foreign Trade Receivables entered into with another bank or factor.

          "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and
(ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Bank on such day on such transactions as determined by the Bank.

          "Fiscal Quarter" means any fiscal quarter of the Borrower.

          "Fiscal Year" means any fiscal year of the Borrower.

          "Foreign Trade Receivables" means those trade receivables from time to time generated from the sale of goods or services by the Borrower and its Subsidiaries to any Non-U.S. Person.

          "GAAP" means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

          "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "Guarantors" means the Domestic Significant Subsidiaries from time to time party to the Guaranty Agreement.

          "Guaranty Agreement" means that certain Guaranty Agreement of even date herewith executed by the Guarantors for the benefit of the Bank, guaranteeing the obligations of the Borrower under this Credit Agreement and the other Loan Documents to which the Borrower is a party.

          "Hazardous Materials" means (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. Section 6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any "hazardous substance", "pollutant" or "contaminant", as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

          "Hedging Transactions" means any interest rate swap, cap or collar or currency transactions entered into by the Borrower or any Subsidiary solely in order to provide interest rate protection or protection from fluctuations in the values of currencies to the Borrower or such Subsidiary or to serve a similar hedging purpose (but not for the purpose of investment or speculation).

          "Interest Period" means: (1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the first, second, third or sixth month thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

          (a) any Interest Period (subject to clause (c) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar
Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

          (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of the appropriate subsequent calendar month; and

          (c) no Interest Period may be selected which begins before the Termination Date and would otherwise end after the Termination Date.

(2) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 30 days thereafter; provided that:

          (a) any Interest Period (subject to clause (b) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

          (b) no Interest Period may be selected which begins before the Termination Date and would otherwise end after the Termination Date.

(3) with respect to each Offered Rate Loan, the period commencing on the date of the Borrowing including such Offered Rate Loan and ending on that number of days, but in no event later than the 90th day, thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

          (a) any Interest Period (other than an Interest Period determined
pursuant to clause      (b) below) which would otherwise end on a day which is
not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

          (b) any Interest Period which begins before the Termination Date and
would otherwise      end after the Termination Date shall end on the Termination
Date.

          "Inventory" shall mean inventory (as defined in Article 9 of the Uniform Commercial Code) to the extent composed of materials, products or goods of the type manufactured, sold or consumed by the Borrower or any of its Subsidiaries in the ordinary course of business.

          "Investment" means any investment in any Person (excluding the purchase by the Borrower of common stock of the Borrower), whether by means of purchase or acquisition of any capital stock, warrants, rights, options, obligations or other securities of such Person, capital contribution to such Person, loan or advance (but excluding deposits, progress payments and the like to suppliers and service providers for property and services in the ordinary course of business) to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

          "KEMET Electronics" means KEMET Electronics Corporation, a Delaware corporation, together with its successors and permitted assigns.

          "KEMET Partners" means the South Carolina general partnership so named and comprised of certain members of management of KEMET Electronics Corporation.

          "KESA" means KEMET Electronics S.A., a corporation organized under the laws of Switzerland, together with its successors and permitted assigns.

          "KRC" means KRC Trade Corporation, a Delaware corporation, together with its successors and permitted assigns.

          "Lease Agreement" means that certain Lease Purchase and Millage Rate Agreement, dated as of December 22, 1994, among Greenville County, South Carolina, Greenwood County, South Carolina and KEMET Electronics, as it may be amended from time to time to add or delete assets.

          "Lending Office" means the office of the Bank located at its address set forth on its signature page hereto (or identified on its signature page hereto as its Lending Office) or such other office as the Bank may hereafter designate as its Lending Office by notice to the Borrower.

          "Letter Agreement" means that certain letter agreement, dated as of July 23, 1996, between the Borrower and the Bank relating to the structure of the Loans, and certain fees from time to time payable by the Borrower to the Bank, together with all amendments and modifications thereto.

          "Lien" means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease (other than those certain lease obligations of KEMET Electronics to Greenville County, South Carolina and/or Greenwood County, South Carolina pursuant to the Lease Agreement) or other title retention agreement relating to such asset.

          "Loan" means a Euro-Dollar Loan, an Offered Rate Loan or a Base Rate Loan and "Loans" means Euro-Dollar Loans, Offered Rate Loans or Base Rate Loans, or any or all of them, as the context shall require.

          "Loan Documents" means this Agreement, the Note, the Guaranty Agreement, any other document evidencing, relating to or securing the Loans, and any other document or instrument delivered from time to time in connection with this Agreement, the Note or the Loans, as such documents and instruments may be amended or supplemented from time to time.

          "London Interbank Offered Rate" has the meaning set forth in Section 2.06(c).
          "Margin Stock" means "margin stock" as defined in Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

          "Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, (a) the financial condition, operations, business or properties of the Borrower and its Consolidated Subsidiaries, taken as a whole, (b) the rights and remedies, taken as a whole, of the Bank under the Loan Documents, or the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document as to or against the Borrower or any Guarantor.

          "Multiemployer Plan" has the meaning set forth in Section 4001(a)(3) of ERISA.

          "Net Income" means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

          "Net Proceeds of Capital Stock" means any proceeds (whether cash or non-cash) received by the Borrower or a Consolidated Subsidiary in respect of the issuance of Capital Stock (including without limitation, the conversion of any Debt into Capital Stock), after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Consolidated Subsidiary directly in connection with the issuance of such Capital Stock.

          "Net Worth Change Amount" means, as of any day, an amount (which may be positive or negative) equal to (a) Consolidated Tangible Net Worth as of such day (determined on the basis of the quarterly unaudited financial statements of the Borrower most recently delivered to the Bank pursuant to Section 5.01(b) for the Fiscal Quarter ending prior to such date) minus (b) $59,652,470; provided that as to the fourth and final Fiscal Quarter of any Fiscal Year, upon delivery by the Borrower to the Bank of its annual audited financial statements for such Fiscal Year pursuant to Section 5.01(a), for purposes of clause (a) of this definition, Consolidated Tangible Net Worth shall be determined based upon such annual audited financial statements.

          "Non-U.S. Person" means any Person who is not a resident of any state of the United States of America or the District of Columbia.

          "Note" means the promissory note of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, together with all amendments, consolidations, modifications, renewals and supplements thereto.

          "Notice of Borrowing" has the meaning set forth in Section 2.02.

          "Officer's Certificate" has the meaning set forth in Section 3.01(e).



          "Offered Rate Loan" means a Loan which bears or is to bear interest at the Offered Rate.

          "Offered Rate" shall mean a per annum interest rate offered by the Bank as the rate of interest applicable to an Offered Rate Loan during the applicable Interest Period of such Offered Rate Loan. The Offered Rate for any Offered Rate Loan shall be set by the Bank at its discretion and may vary depending, among other things, on the duration of the Interest Period for such Offered Rate Loan.

          "Operating Profits" means, as applied to any Person for any period, the operating income of such Person for such period, as determined in accordance with GAAP.

          "Outstanding Principal Amount" has the meaning set forth in Section 2.03(b).

          "Participant" has the meaning set forth in Section 9.07(b).

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Permitted Investments" shall mean Investments which are either (i) cash and Cash Equivalents, (ii) receivables created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (iii) investments existing as of February 24, 1995 and set forth in Schedule 5.07 (but without additional acquisitions thereof except as otherwise permitted hereby), (iv) investments by the Borrower, KEMET Electronics or any Guarantor in industrial revenue bonds issued from time to time by Greenville County, South Carolina and/or Greenwood County, South Carolina pursuant to the Bond Issuance and Purchase Agreement, or (v) capital stock or other securities received by the Borrower or any Subsidiary in payment of an account receivable where such capital stock or other securities are issued in connection with a bankruptcy reorganization of the Person obligated to pay such account receivable.

          "Person" means an individual, a corporation, a partnership (including without limitation, a joint venture), a limited liability company, an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

          "Plan" means at any time an employee pension benefit plan, as defined in Section 3(2) of ERISA, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

          "Prime Rate" refers to that interest rate so denominated and set by the Bank from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by the Bank. The Bank lends at interest rates above and below the Prime Rate.

          "Properties" means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary, wherever located.

          "Purchase Agreement" means the Purchase Agreement dated as of April 22, 1988 between Swiss Bank Corporation and KESA, as amended from time to time (including any increases in the aggregate amount of Purchased Receivables (as defined therein) that may be outstanding from time to time thereunder).

          "Rate Determination Date" has the meaning set forth in Section
2.06(a).

          "Redeemable Preferred Stock" of any Person means any preferred stock issued by such Person which is at any time prior to the Termination Date either
(i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or
(ii) redeemable at the option of the holder thereof.

          "Reported Net Income" means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis.

          "Responsible Officer" means any of the president, chief executive officer, executive vice president, chief operating officer, chief financial officer and treasurer, assistant treasurer, senior vice president of human resources and vice president of administration of the Borrower.

          "Significant Subsidiaries" means (a) KRC and (b) on any date any Subsidiary of the Borrower which has either (i) Total Assets on the last day of the Fiscal Quarter most recently ended equal to or greater than 10% of Consolidated Total Assets on the last day of the Fiscal Quarter most recently ended, (ii) Operating Profits for the period of 4 consecutive Fiscal Quarters most recently ended prior to such date equal to or greater than 10% of Consolidated Operating Profits for such period of 4 consecutive Fiscal Quarters, or (iii) gross revenues for the period of 4 consecutive Fiscal Quarters most recently ended prior to such date equal to or greater than 10% of gross revenues of the Borrower and its Consolidated Subsidiaries for such period of 4 consecutive Fiscal Quarters; provided that any Subsidiary of the Borrower that is a "foreign sales corporation" as defined in Section 922(a) of the Code shall not be deemed to be a Significant Subsidiary.

          "Stockholders' Equity" means, at any time, the stockholders' equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries. Stockholders' equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various adjustments such as (A) purchases and sales of treasury stock, (B) valuation allowances, (C) receivables due from an employee stock ownership plan, (D) employee stock ownership plan debt guarantees, and (E) translation adjustments for foreign currency transactions.

          "Subsidiary" means any corporation, limited liability company or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

          "Taxes" has the meaning set forth in Section 2.12(c).

          "Termination Date" means July 30, 1997.

          "Test Amount" means, on any day, an amount equal to $37,000,000 plus (only in the case where the Net Worth Change Amount is positive) the Net Worth Change Amount as of such day or minus (only in the case where the Net Worth Change Amount is negative) the absolute value of the Net Worth Change Amount as of such day; provided that in no event shall the Test Amount be less than $37,000,000.

          "Third Parties" means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower's business and on a temporary basis.

          "Total Assets" of any Person means, at any time, the total assets of such Person, as set forth or reflected or as should be set forth or reflected on the most recent balance sheet of such Person, prepared in accordance with GAAP.

          "Transferee" has the meaning set forth in Section 9.07(d).

          "Unencumbered Total Assets of any Person" means, at any time, Total Assets of such Person which are subject to any arrangement specified in 12 CFR
Section 221.2(g)(1)..

          "Unused Commitment" means at any date an amount equal to the Bank's Commitment less the aggregate outstanding principal amount of its Loans.

          "Voting Stock" shall mean, with respect to any Person, capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

          "Wholly Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except (i) directors' qualifying shares, and (ii) shares required by applicable law to be owned by any Person other than the Borrower or any other Wholly Owned Subsidiary) are at the time directly or indirectly owned by the Borrower.

          SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Bank, unless with respect to any such change concurred in by the Borrower's independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan
Documents: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Bank shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under
Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04(a)).

          SECTION 1.03. Use of Defined Terms. All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.

          SECTION 1.04. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; and where the context so indicates the singular shall include the plural and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

          SECTION 1.05. References. Unless otherwise indicated, references in this Agreement to "Articles", "Exhibits", "Schedules", and "Sections" are references to articles, exhibits, schedules and sections hereof.

                                  ARTICLE II

                                 THE CREDITS

          SECTION 2.01. Commitment to Make Loans. The Bank hereby agrees, on the terms and conditions set forth herein, to make Loans to the Borrower from time to time before the Termination Date; provided that, immediately after each such Loan is made and subject to Section 2.03(b), the aggregate outstanding principal amount of Loans by the Bank shall not exceed $40,000,000 (as such figure may be reduced from time to time as provided in this Agreement, the "Commitment"). Each Base Rate Borrowing and Offered Rate Borrowing under this Section shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $1,000,000 and each Euro-Dollar Borrowing under this Section shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the amount of the Unused Commitment). Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.10, prepay Loans and reborrow under this Section at any time before the Termination Date.

          SECTION 2.02. Method of Borrowing Loans. (a) The Borrower shall give the Bank notice in the form attached hereto as Exhibit G (a "Notice of Borrowing") prior to 11:00 A.M. (Winston-Salem, North Carolina time) on the same Domestic Business Day as each Base Rate Borrowing and each Offered Rate Borrowing and at least 2 Euro-Dollar Business Days before each Euro-Dollar Borrowing, specifying:

               (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing and an Offered Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

               (ii)  the aggregate amount of such Borrowing,

               (iii) whether the Loans comprising such Borrowing are to be Base Rate Loans, Offered Rate Loans or Euro-Dollar Loans, and

               (iv) in the case of a Euro-Dollar Borrowing or an Offered Rate Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

          (b) If the Bank makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from the Bank, the Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by the Bank to the Borrower or remitted by the Borrower to the Bank as provided in Section 2.12, as the case may be.

          (c) Notwithstanding anything to the contrary contained in this Agreement, no Euro-Dollar Borrowing or Offered Rate Borrowing may be made if there shall have occurred a Default or an Event of Default, which Default or Event of Default shall not have been cured or waived in writing.

          (d) In the event that a Notice of Borrowing fails to specify whether the Loan comprising such Borrowing is to be a Base Rate Loan, an Offered Rate Loan or a Euro-Dollar Loan, such Loan shall be made as a Base Rate Loan.
If the Borrower is otherwise entitled under this Agreement to repay any Loan maturing at the end of an Interest Period applicable thereto with the proceeds of a new Borrowing, and the Borrower fails to repay such Loan using its own moneys and fails to give a Notice of Borrowing in connection with such new Borrowing, a new Borrowing shall be deemed to be made on the date such Loan matures in an amount equal to the principal amount of the Loan so maturing, and the Loan comprising such new Borrowing shall be a Base Rate Loan.

          (e) Notwithstanding anything to the contrary contained herein, (i) there shall not be more than six (6) different Interest Periods outstanding applicable to Loans at the same time (for which purpose Interest Periods described in different numbered clauses of the definition of the term "Interest Period" shall be deemed to be different Interest Periods even if they are coterminous) and (ii) the proceeds of any Base Rate Borrowing shall be applied first to repay the unpaid principal amount of all Base Rate Loans (if any) outstanding immediately before such Base Rate Borrowing.

          SECTION 2.03.  Alternative Funding Sources.  (a)     At the Bank's
option, a designated lender (the "Designated Lender") may be nominated by the Bank, subject to the Borrower's acceptance, to provide from time to time advances to the Borrower during the term of this Agreement to fund, for the duration of any period mutually agreed by the Borrower and the Designated Lender, all or a portion of the principal of the Loans (each such advance is referred to herein as a "Designated Lender Advance"). Notice of the nomination by the Bank of a Designated Lender and acknowledgment and acceptance by the Borrower of such nomination shall be substantially in the form of the designation letter attached hereto as Exhibit H. The terms and conditions of the Designated Lender Advances will be agreed to between the Designated Lender and the Borrower and will be set forth in a separate loan agreement executed by the Borrower and the Designated Lender (the "Designated Lender Loan Agreement"), and the Designated Lender Advances shall be evidenced by a single promissory note of the Borrower to the Designated Lender (the "Designated Lender Note"). The obligations of the Borrower under the Designated Lender Loan Agreement and the Designated Lender Note will be guaranteed by the Guarantors pursuant to a guaranty agreement. The Designated Lender is not and shall not be a party to this Agreement or any of the other Loan Documents and makes no representation or warranty and assumes no responsibility or obligation under this Agreement or any of the other Loan Documents. Designated Lender Advances to the Borrower pursuant to the Designated Lender Loan Agreement shall reduce the Unused Commitment by the amount of such Designated Lender Advances, but, except for such reduction, the arrangements and agreements between the Designated Lender and the Borrower will not change or affect the terms of this Agreement or the duties and obligations of the Borrower or the Bank, one to the other, or the duties of the Guarantors or the Bank, one to the other, pursuant to this

Agreement or any of the other Loan Documents. The Borrower and the Guarantors shall deliver to the Bank, promptly after their execution, true and complete copies of all the agreements executed between or among the Borrower, the Guarantors and the Designated Lender.

          (b) The Bank shall also have the right to fund all or any portion of the Loans through alternative funding sources (including, without limitation, bankers' acceptances) in addition to that described in paragraph (a) of this Section. The Borrower hereby agrees to execute and deliver such other documentation as the Bank may reasonably require to facilitate such alternative funding. In no event and at no time shall the aggregate principal amount of the Loans plus the aggregate principal amount of Designated Lender Advances used to fund the Loans pursuant to the provisions of paragraph (a) of this Section plus the aggregate principal amount of the Loans funded through alternative funding sources pursuant to this paragraph (b) (collectively, the "Outstanding Principal Amount") exceed the amount of the Commitment. The Outstanding Principal Amount of the Loans may exceed the amount of the Commitment if and to the extent that the proceeds of the Loans are being used to repay concurrently a maturing obligation to the Designated Lender or to repay a maturing obligation under an alternative funding source pursuant to this paragraph (b), provided that (i) immediately after such repayment, the Outstanding Principal Amount shall not exceed the amount of the Commitment, and (ii) in the case of any such maturing obligation owing to the Designated Lender, the proceeds of such Loans shall be remitted for the Borrower's account to the Designated Lender in satisfaction of such maturing obligations (the Borrower hereby authorizing and directing the Bank to do so).

          The Borrower acknowledges that, if a bankers' acceptance or similar facility is used by a Designated Lender or the Bank as an alternative funding source under paragraph (a) or (b) of this Section for all or any portion of the principal amount of the Loans, the face amount thereof may exceed the principal amount of the Loans so funded by such means, although the discounted proceeds thereof so used to fund such principal amount will not exceed such principal amount.

          (c) Notwithstanding anything in this Section 2.03 to the contrary, the Borrower shall not be required to utilize any Designated Lender or other alternative funding source described in this Section 2.03, and may instead continue to borrow under Section 2.02.

          SECTION 2.04. Note. (a) The Loans of the Bank shall be evidenced by a Note payable to the order of the Bank for the account of its Lending Office in an amount equal to the original principal amount of the Bank's Commitment.

          (b) The Bank shall record, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, each Loan made by it, the date and amount of each payment of principal made by the Borrower with respect thereto and whether such Loan is a Base Rate Loan, Offered Rate Loan or Euro-Dollar Loan, and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on the Note; provided that the failure of the Bank to make, or any error in making, any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Note or the ability of the Bank to assign its Note. The Bank is hereby irrevocably authorized by the Borrower so to endorse the Note and to attach to and make a part of the Note a continuation of any such schedule as and when required.

          SECTION 2.05. Maturity of Loans. The Loan constituting any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

          SECTION 2.06. Interest Rates. (a) "Applicable Margin" shall be determined quarterly based upon the ratio of Consolidated Cash Flow from Operations to Consolidated Funded Debt (calculated as of the last day of each Fiscal Quarter and in the manner set forth in Section 5.05), as follows:

Ratio of Consolidated Cash
Flow From Operations to
Consolidated Funded Debt   Base Rate Loans     Euro-Dollar Loans

Greater than .65                    0%              .305%

Greater than .50
but equal to or less than .65  0%               .42%

Greater than .35
but equal to or less than .50  0%               .535%

Equal to or less than .35            0%             .70%


The Applicable Margin shall be determined effective as of the date (herein, the "Rate Determination Date") which is 45 days after the last day of the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Margin so determined shall remain effective from such Rate Determination Date until the date which is 45 days after the last day of the Fiscal Quarter in which such Rate Determination Date falls (which latter date shall be a new Rate Determination Date); provided that (i) for the period from and including the Closing Date to but excluding the Rate Determination Date next following the Closing Date, the Applicable Margin shall be (A) 0% for Base Rate Loans, and (B)
 .305% for Euro-Dollar Loans, (ii) in the case of each Applicable Margin determined on the Rate Determination Date which is 45 days after the fourth and final Fiscal Quarter of a Fiscal Year, such Applicable Margin shall be redetermined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter and if such Applicable Margin (as so redetermined) shall be different from the Applicable Margin determined on the related Rate Determination Date, such Applicable Margin (as so redetermined) shall be effective retroactive to the related Rate Determination

Date, and (iii) if on any Rate Determination Date the Borrower shall have failed to deliver to the Bank the financial statements required to be delivered pursuant to Section 5.01(b) with respect to the Fiscal Quarter most recently ended prior to such Rate Determination Date, then for the period beginning on such Rate Determination Date and ending on the earlier of (A) the date on which the Borrower shall deliver to the Bank the financial statements required to be delivered pursuant to Section 5.01(b) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, or (B) the date on which the Borrower shall deliver to the Bank annual financial statements required to be delivered pursuant to
Section 5.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Margin shall be determined as if the ratio of Consolidated Cash Flow from Operations to Consolidated Funded Debt was less than or equal to .35 at all times during such period. Any change in the Applicable Margin on any Rate Determination Date shall result in a corresponding change, effective on and as of such Rate Determination Date, in the interest rate applicable to each Loan outstanding on such Rate Determination Date.

          (b) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

          (c) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the applicable Adjusted London Interbank Offered Rate for such Interest Period; provided that if any Euro-Dollar Loan shall, as a result of clause (1)(c) of the definition of Interest Period, have an Interest Period of less than one month, such Euro-Dollar Loan shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 3 months, at intervals of 3 months after the first day thereof.

          The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

          The "London Interbank Offered Rate" applicable to any Euro-Dollar Loan means for the Interest Period of such Euro-Dollar Loan the rate per annum determined on the basis of the rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Loan offered for a term comparable to such Interest Period, which rates appear on the display designated as Page "3750" of the Telerate Service (or such other page as may replace page 3750 of that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London Interbank offered rates for deposits in Dollars) determined as of 10:00 a.m. (New York time), 2 Euro-Dollar Business Days prior to the first day of such Interest
Period.

          "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

          (d) Each Loan made as an Offered Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the applicable Offered Rate. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on any Offered Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate. As provided in the definition of the term "Offered Rate," the Offered Rate for any Offered Rate Loan shall be set by the Bank at its discretion and may vary depending, among other things, on the duration of the Interest Period for such Offered Rate Loan.

          (e) Any overdue principal of and, to the extent permitted by law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

          (f) The Bank shall determine each interest rate applicable to the Loans hereunder. The Bank shall give prompt notice to the Borrower by telecopy of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

          (g) After the occurrence and during the continuance of an Event of Default, the principal amount of the Loans (and, to the extent permitted by applicable law, all accrued interest thereon) shall bear interest at the Default Rate.

          SECTION 2.07. Fees. (a) The Borrower shall pay to the Bank a facility fee equal to the product of: (i) the aggregate of the daily average amounts of the Bank's Commitment (irrespective of usage), times (ii) a per annum percentage equal to the Applicable Facility Fee Rate. Such facility fee shall accrue from and including the Closing Date to but excluding the Termination Date. Facility fees shall be payable quarterly in arrears on the Facility Fee

Payment Date next following each Facility Fee Determination Date and on the Termination Date; provided that should the Commitment be terminated at any time prior to the Termination Date for any reason, the entire accrued and unpaid facility fee shall be paid on the date of such termination. The "Applicable Facility Fee Rate" shall be determined quarterly based upon the ratio of Consolidated Cash Flow from Operations to Consolidated Funded Debt (calculated in the manner set forth in Section 5.05) as follows:

          Ratio of Consolidated Cash Flow
          from Operations to                     Applicable
          Consolidated Funded Debt               Facility Fee Rate

          Greater than .65                              .07%

          Greater than .50
          but equal to or less than .65            .08%

          Greater than .35
          But equal to or less than .50            .09%

          Equal to or less than .35                      .10%

The Applicable Facility Fee Rate shall be determined effective as of the date (herein, the "Facility Fee Determination Date") which is 45 days after the last day of the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Facility Fee Rate so determined shall remain effective from such Facility Fee Determination Date until the date which is 45 days after the last day of the Fiscal Quarter in which such Facility Fee Determination Date falls (which latter date shall be a new Facility Fee Determination Date); provided that (i) for the period from and including the Closing Date to but excluding the Facility Fee Determination Date next following the Closing Date, the Applicable Facility Fee Rate shall be .07%; (ii) in the case of each Applicable Facility Fee Rate determined on the Facility Fee Determination Date which is 45 days after the fourth and final Fiscal Quarter of a Fiscal Year, such Applicable Facility Fee Rate shall be redetermined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter and if such Applicable Facility Fee Rate (as so redetermined) shall be different from the Applicable Facility Fee Rate determined on the related Facility Fee Determination Date, such Applicable Facility Fee Rate (as so redetermined) shall be effective retroactive to the related Facility Fee Determination Date, and (iii) if on any Facility Fee Determination Date the Borrower shall have failed to deliver to the Bank the financial statements required to be delivered pursuant to Section 5.01(b) with respect to the Fiscal Quarter most recently ended prior to such Facility Fee Determination Date, then for the period beginning on such Facility Fee Determination Date and ending on the earlier of (A) the date on which the Borrower shall deliver to the Bank the financial statements required to be delivered pursuant to Section 5.01(b) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, and (B) the date on which the Borrower shall deliver to the Bank annual financial statements required to be delivered pursuant to
Section 5.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Facility Fee Rate shall be determined as if the ratio of Consolidated Cash Flow from Operations to Consolidated Funded Debt was less than or equal to .35 at all times during such period.

          (b) The Borrower shall pay to the Bank such fees and other amounts at such times as set forth in the Letter Agreement.

          SECTION 2.08. Optional Termination or Reduction of Commitment. The Borrower may, upon at least 3 Domestic Business Days' notice to the Bank, terminate at any time, or proportionately reduce from time to time by an aggregate amount of at least $5,000,000 or any larger multiple of $1,000,000, the Commitment. If the Commitment is terminated in its entirety, all accrued fees (as provided under Section 2.07) shall be payable on the effective date of such termination.

          SECTION 2.09. Mandatory Termination of Commitment. The Commitment shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

          SECTION 2.10. Optional Prepayments. (a) The Borrower may, on the same Domestic Business Day's notice to the Bank, prepay any Base Rate Borrowing in whole at any time, or from time to time in part in amounts aggregating at least $1,000,000, or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

          (b) The Borrower may not prepay all or any portion of the principal amount of any Euro-Dollar Loan or Offered Rate Loan prior to the maturity thereof unless all compensation due under Section 8.05 is paid in connection with and at the time of such prepayment.

          SECTION 2.11. Mandatory Prepayments. On each date on which the Commitment is reduced or terminated pursuant to Section 2.08 or terminated pursuant to Section 2.09, the Borrower shall repay or prepay (a) in the case of a termination of the Commitment, the entire principal amount of the outstanding Loans, or (b) in the case of a reduction of the Commitment, such principal amount of the outstanding Loans, if any (together with interest accrued thereon and any amounts due under Section 8.05(a)), as may be necessary so that after such payment the aggregate unpaid principal amount of the Loans does not exceed the aggregate amount of the Commitment as then reduced.

          SECTION 2.12. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of facility fees hereunder, not later than 12:00 noon (Winston-Salem, North Carolina time) on the date when due, in Federal or other funds immediately available in Winston-Salem, North Carolina, to the Bank at its address referred to in Section 9.01.

          (b) Whenever any payment of principal of, or interest on, the Base Rate Loans or the Offered Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

          (c) All payments of principal, interest and fees and all other amounts to be made by the Borrower pursuant to this Agreement with respect to any Loan or fee relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at anytime hereafter imposed by any governmental authority or by any taxing authority thereof or therein excluding taxes imposed on or measured by the Bank's income, and franchise taxes imposed on it, by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof and taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of the Bank's applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, imposts, levies, duties, deductions or withholdings of any nature being "Taxes"). In the event that the Borrower is required by applicable law to make any such withholding or deduction of Taxes with respect to any Loan or fee or other amount, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to the Bank all receipts and other documents evidencing such payment and shall pay to the Bank additional amounts as may be necessary in order that the amount received by the Bank after the required withholding or other payment shall equal the amount the Bank would have received had no such withholding or other payment been made. If no withholding or deduction of Taxes are payable in respect of any Loan or fee relating thereto, the Borrower shall furnish the Bank, at the Bank's request, a certificate from each applicable taxing authority or an opinion of counsel acceptable to the Bank, in either case stating that such payments are exempt from or not subject to withholding or deduction of Taxes. If the Borrower fails to provide such original or certified copy of a receipt evidencing payment of Taxes or certificate(s) or opinion of counsel of exemption, the Borrower hereby agrees to compensate the Bank for, and indemnify it with respect to, the tax consequences of the Borrower's failure to provide evidence of tax payments or tax exemption.

          In the event the Bank receives a refund of any Taxes paid by the Borrower pursuant to this Section 2.12(c), it will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided, however, if at any time thereafter it is required to return such refund, the Borrower shall promptly repay to it the amount of such refund.

          (d) If the Borrower shall be required to pay additional amounts to the Bank pursuant to Section 2.12(c), then the Bank shall use its best efforts

(consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue if such change in the judgment of the Bank shall not otherwise be disadvantageous to the Bank.

          (e)     The agreements and obligations of the Borrower contained in
Section 2.12(c) shall survive for ten (10) years after the termination of the Commitment and the payment of all amounts payable under this Agreement.

          (f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions
(i) shall be made based upon the circumstances of such Participant, Assignee or other Transferee, and (ii) constitute a continuing agreement and shall survive the termination of this Agreement and the payment in full or cancellation of the Note.

          SECTION 2.13. Computation of Interest and Fees. Interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as appropriate, and paid for the actual number of days elapsed (including the first day but excluding the last day). Interest on Euro-Dollar Loans and interest on the Offered Rate Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Facility fees and any other fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

                                 ARTICLE III

                         CONDITIONS TO BORROWINGS

          SECTION 3.01. Conditions to First Borrowing. The obligation of the Bank to make a Loan on the occasion of the first Borrowing is subject to the satisfaction of the conditions set forth in Section 3.02 and the following additional conditions:

          (a) receipt by the Bank (i) from the Borrower of a duly executed counterpart of this Agreement signed by the Borrower, or a facsimile transmission stating that the Borrower has duly executed a counterpart of this Agreement and sent such counterpart to the Bank and (ii) from each of the parties thereto, of a duly executed counterpart of the Guaranty Agreement signed by such party, or a facsimile transmission stating that such party has duly executed a counterpart of the Guaranty Agreement and sent such counterpart to the Bank;

          (b) receipt by the Bank of a duly executed Note complying with the provisions of Section 2.04;

          (c) receipt by the Bank of an opinion of Kirkland & Ellis (together with any opinions of local counsel), counsel for the Borrower and the Guarantors, dated as of the Closing Date, substantially in the form of Exhibit B hereto and covering such additional matters relating to the transactions contemplated hereby as the Bank may reasonably request;

          (d) receipt by the Bank of a certificate (the "Closing Certificate"), dated the date of the first Borrowing, substantially in the form of Exhibit C hereto, signed by a principal financial officer of the Borrower, to the effect that (i) no Default has occurred and is continuing on the date of the first Borrowing and (ii) the representations and warranties of the Borrower contained in Article IV are true in all material respects on and as of the date of the first Borrowing hereunder;

          (e) receipt by the Bank of all documents which the Bank may reasonably request relating to the existence of the Borrower and each Guarantor, the corporate authority for and the validity of this Agreement, the Guaranty Agreement and the Note, and any other matters relevant hereto, all in form and substance satisfactory to the Bank, including without limitation a certificate of incumbency of the Borrower and each Guarantor (the "Officer's Certificate"), signed by the Secretary or an Assistant Secretary of the Borrower or each Guarantor, as the case may be, substantially in the form of Exhibit D hereto, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower or each Guarantor authorized to execute and deliver the Loan Documents to which the Borrower or each Guarantor is a party, and certified copies of the following items: (i) the Certificate or Articles of Incorporation of the Borrower and each Guarantor, (ii) the Bylaws of the Borrower and each Guarantor, (iii) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Borrower as a Delaware corporation and similar certificates for each Guarantor from its jurisdiction of incorporation, and (iv) the action taken by the Board of Directors of the Borrower and each Guarantor authorizing the Borrower's and Guarantors' execution, delivery and performance of this Agreement, the Note and the other Loan Documents to which the Borrower and each Guarantor is a party; and

          (f)  receipt by the Bank of a Notice of Borrowing.

          SECTION 3.02. Conditions to All Borrowings. The obligation of the Bank to make a Loan on the occasion of each Borrowing is subject to the satisfaction of the following conditions:

          (a) receipt by the Bank of Notice of Borrowing as required by Section 2.02;

          (b) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing;

          (c) the fact that the representations and warranties of the Borrower contained in Article IV of this Agreement shall be true in all material respects on and as of the date of such Borrowing; and

          (d) the fact that, immediately after such Borrowing and taking into account the application of the proceeds thereof the aggregate outstanding principal amount of the Loans of the Bank plus the aggregate outstanding principal amount of all Designated Lender Advances used to fund the Loans plus the aggregate outstanding principal amount of alternative funding sources used to fund the Loans pursuant to Section 2.03(b) will not exceed the amount of the Commitment.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the truth and accuracy of the facts specified in clauses (b), (c) and (d) of this Section; provided that such Borrowing shall not be deemed to be such a representation and warranty to the effect set forth in Section 4.04(b) as to any event, act or condition having a Material Adverse Effect which has theretofore been disclosed in writing by the Borrower to the Bank if the aggregate outstanding principal amount of the Loans immediately after such Borrowing will not exceed the aggregate outstanding principal amount thereof immediately before such Borrowing.

                                  ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants that:

          SECTION 4.01. Corporate Existence and Power. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Note and the other Loan Documents (i) are within the Borrower's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, except for any actions or filings which have been taken or made, as the case may be, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

          SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Note and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.

          SECTION 4.04. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 1996 and the related consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year then ended, reported on by KPMG Peat Marwick LLP, copies of which have been delivered to the Bank, and the unaudited consolidated financial statements of the Borrower for the interim period ended June 30,1996, copies of which have been delivered to the Bank, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

          (b) Since March 31, 1996, there has been no event, act, condition or occurrence having a Material Adverse Effect.

          SECTION 4.05. Litigation. Except as set forth on Schedule 4.05, there is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have or cause a Material Adverse Effect.

          SECTION 4.06. Compliance with ERISA. (a) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability which has not been extinguished to the PBGC or a Plan under Title IV of ERISA, other than a liability to the PBGC for premiums not yet due or a liability to a Plan for contributions not yet due.

          (b) Neither the Borrower nor any member of the Controlled Group is or, within the 5 years preceding the Closing Date, has been obligated to contribute to any Multiemployer Plan.

          SECTION 4.07. Taxes. There have been filed on behalf of the Borrower and its Subsidiaries all Federal, material state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained as required under GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

          SECTION 4.08. Subsidiaries. (a) Each of the Borrower's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. As of the Closing Date, the Borrower has no Subsidiaries except those Subsidiaries listed on Schedule 4.08A, which accurately sets forth each such Subsidiary's complete name and jurisdiction of incorporation.

          (b) The Domestic Significant Subsidiaries in existence on the Closing Date are listed on Schedule 4.08B, which accurately sets forth as of such date each such Domestic Significant Subsidiary's complete name and jurisdiction of incorporation.

          SECTION 4.09. Not an Investment Company. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          SECTION 4.10 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

          SECTION 4.11. Ownership of Property; Liens. Each of the Borrower and its Consolidated Subsidiaries has title to or other rights in its material properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.09.

          SECTION 4.12. No Default. Neither the Borrower nor any of its Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could reasonably be expected to have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          SECTION 4.13. Full Disclosure. All information heretofore furnished by the Borrower to the Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Bank will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Bank in writing any and all facts of which it has knowledge as of the Closing Date which could reasonably be expected to have or cause a Material Adverse Effect.

          SECTION 4.14.  Environmental  Matters.  (a) Except as set forth on
Schedule 4.14 A-1, neither the Borrower nor any Subsidiary is subject to any Environmental Liability which could reasonably be expected to have or cause a Material Adverse Effect and neither the Borrower nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA if such designation could reasonably be expected to have or cause, alone or in the aggregate a Material Adverse Effect. Except as set forth on Schedule 4.14 A-2, none of the Properties has been identified on any current or (to the best of the Borrower's knowledge) proposed (i) National Priorities List under 40 C.F.R. Section 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

          (b) No Hazardous Materials have been (at any time after the Properties hereinafter referred to were owned, leased or otherwise used or occupied by the Borrower or any Subsidiary or, to the best knowledge of the Borrower, at any time before the Properties hereinafter referred to were owned, leased or otherwise used or occupied by the Borrower or any Subsidiary) or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Borrower, at or from any adjacent site or facility, except for Hazardous Materials used in the manufacturing process and other Hazardous Materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, and managed or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements, except for such noncompliance which could not reasonably be expected to have or cause a Material Adverse Effect.

          (c) The Borrower and each of its Subsidiaries has procured all Environmental Authorizations necessary for the conduct of its business, and is in compliance with all Environmental Requirements in connection with the operation of the Properties and the Borrower's and each of its Subsidiary's respective businesses, except to the extent failure to so procure or comply, as the case may be, could not reasonably be expected to have or cause a Material Adverse Effect.

          SECTION 4.15. Compliance with Laws. The Borrower and each Subsidiary is in compliance with all applicable laws, including, without limitation, all Environmental Laws, except where any failure to comply with any such laws could not reasonably be expected to have or cause, alone or in the aggregate, a Material Adverse Effect.

          SECTION 4.16. Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of the Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance in all material respects with all applicable laws, including, but not limited to, the "Blue Sky" laws of all applicable states and the federal securities laws. The issued shares of Capital Stock of the Borrower's Wholly Owned Subsidiaries are owned by the Borrower or a Wholly-Owned Subsidiary free and clear of any Lien or adverse claim (other than the Liens created pursuant to the Existing Pledge Agreement or any Lien for taxes not yet due). At least a majority of the issued shares of capital stock of each of the Borrower's other Subsidiaries (other than Wholly Owned Subsidiaries) is owned by the Borrower or a Subsidiary free and clear of any Lien or adverse claim (other than the Liens created pursuant to the Existing Pledge Agreement).

          SECTION 4.17. Margin Stock. No part of the proceeds of any Loan will be used for any purpose which violates, or which is inconsistent with, the provisions of Regulations G, T, U or X.

          SECTION 4.18. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, and any purchase of the Borrower's stock with the proceeds of the Loans, neither the Borrower nor any Significant Subsidiary or Guarantor will be "insolvent," within the meaning of such term as used in North Carolina General Statutes
Section 23-3 or as defined in Section 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

                                  ARTICLE V

                                  COVENANTS

          The Borrower agrees that, so long as the Commitment is in effect hereunder or any amount payable hereunder or the Note remains unpaid:

          SECTION 5.01.  Information.  The Borrower will deliver to the Bank:

          (a) as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by KPMG Peat Marwick LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Bank;

          (b) as soon as available and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, a consolidated unaudited balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related unaudited statement of income and unaudited statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments and to the absence of footnotes) as to fairness of presentation, GAAP and consistency by the chief financial officer or the chief accounting officer of the Borrower;

          (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate, substantially in the form of Exhibit E (a "Compliance Certificate"), of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.03 through 5.05, inclusive, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (d) simultaneously with the delivery of each set of annual financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements to the effect that nothing has come to their attention to cause them to believe that any Default related to accounting matters existed on the date of such financial statements;

          (e) within 5 Domestic Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

          (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

          (h)  promptly after the Borrower or any member of the Controlled Group
(i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC;
(ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

          (i) promptly after the Borrower knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against the Borrower and/or any Subsidiary for $2,000,000 or more in excess of amounts covered in full by applicable insurance; and

          (j) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Bank may reasonably request.

          SECTION 5.02. Inspection of Property, Books and Records. The Borrower will (i) keep proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to the business and activities of the Borrower and its Consolidated Subsidiaries; and (ii) permit, and will cause each Subsidiary to permit, representatives of the Bank at the Bank's expense prior to the occurrence of an Event of Default and at the Borrower's expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants; provided, prior to meeting with any officer, employee or independent public accountant in order to discuss the affairs, finances or accounts of the Borrower or any Subsidiary, the Bank shall give a Responsible Officer notice of and an opportunity to attend such meeting. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

          SECTION 5.03. Ratio of Consolidated Funded Debt to Consolidated Total Capital. The ratio of Consolidated Funded Debt to Consolidated Total Capital will not at any time exceed .50 to 1.00.

          SECTION 5.04. Minimum Consolidated Net Worth. Consolidated Net Worth will at no time be less than $100,000,000 plus the sum of (i) 50% of the cumulative Reported Net Income of the Borrower and its Consolidated Subsidiaries during any period after March 31, 1995 (taken as one accounting period), calculated quarterly but excluding from such calculations of Reported Net Income for purposes of this clause (i) any quarter in which the Reported Net Income of the Borrower and its Consolidated Subsidiaries is negative, and (ii) 50% of the cumulative Net Proceeds of Capital Stock received during any period after March 31, 1995, calculated quarterly.

          SECTION 5.05. Ratio of Consolidated Cash Flow from Operations to Consolidated Funded Debt. At the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 1996, the ratio of Consolidated Cash Flow from Operations for the Fiscal Quarter then ending and the three Fiscal Quarters immediately preceding the Fiscal Quarter then ending to Consolidated Funded Debt as of such date shall not be less than .25 to 1.00.

          SECTION 5.06. Loans or Advances. Neither the Borrower nor any of its Subsidiaries shall make loans or advances to any Person except: (i) loans or advances to employees not exceeding One Million Dollars ($1,000,000) in the aggregate outstanding made in the ordinary course of business and consistent with practices existing on the Closing Date; (ii) deposits required by government agencies or public utilities; (iii) loans or advances to Subsidiaries which are not Guarantors not exceeding Five Million Dollars ($5,000,000) in the aggregate outstanding, (iv) loans or advances to Subsidiaries which are Guarantors or from such Guarantors to the Borrower, (v) loans or advances by any Subsidiary to the Borrower, (vi) advances in the nature of deposits, progress payments and the like to suppliers and service providers for property and services in the ordinary course of business, and (vii) other loans or advances constituting Permitted Investments; provided that after giving effect to the making of any loans, advances or deposits permitted by clause (i), (ii), (iii),
(iv), (v), (vi) or (vii) of this Section, no Default shall have occurred and be continuing.

          SECTION 5.07. Investments. Neither the Borrower nor any of its Subsidiaries shall make Investments in any Person except (a) as permitted by
Section 5.06, (b) for Permitted Investments and Hedging Transactions, (c) that the Borrower and any Subsidiary shall be permitted to acquire (whether through the organization of a Subsidiary or otherwise) all or any portion of the capital stock or securities of any Person engaged in the business or businesses substantially similar to any business currently conducted by the Borrower or any Subsidiary or make capital contributions to any Wholly-Owned Subsidiary which is not a Guarantor, but only to the extent that (i) the cost of any such acquisition or the amount of any such capital contribution, when aggregated with the total cost of all such acquisitions occurring after the Closing Date and the total amount of all such capital contributions made after the Closing Date, does not exceed the Test Amount on the day such acquisition occurs or such capital contribution is made, and (ii) after giving effect to such acquisition or capital contribution no Default shall exist, and (d) Investments in Guarantors.

          SECTION 5.08. Factor Receivables. Neither the Borrower nor any Subsidiary shall at any time sell or otherwise factor any of its trade receivables other than Factor Receivables (including without limitation intercompany transfers or sales of Foreign Trade Receivables in anticipation of their becoming Factor Receivables).

          SECTION 5.09. Negative Pledge. Neither the Borrower nor any Significant Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

          (a) Liens existing on February 24, 1995 securing Debt outstanding on February 24, 1995 in an aggregate principal amount not exceeding $826,471;

          (b) any Lien existing on any asset of any corporation or other entity at the time such corporation or other entity becomes a Consolidated Subsidiary and not created in contemplation of such event;

          (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction thereof;

          (d) any Lien on any asset of any corporation or other entity existing at the time such corporation or other entity is merged or consolidated with or into the Borrower or a Consolidated Subsidiary and not created in contemplation of such event;

          (e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition;

          (f)  Liens securing Debt owing by any Subsidiary to the Borrower;

          (g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (other than as to clause (f) of this Section) (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

          (h) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

          (i) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen's, mechanics', warehousemen's and other like Liens provided that such Liens secure only amounts not yet due and payable or, if due and payable, are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

          (j) pledges or deposits made to secure payment of obligations in connection with worker's compensation insurance, unemployment insurance, pensions or social security programs;

          (k) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money);

          (l) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds;

          (m) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances with respect to any property not, in any material respect, impairing the use of such property for its intended purposes;

          (n) Liens with respect to property in Mexico securing Mexican customs claims, but only to the extent such claims are not yet due and payable and are not expected to become due and payable;

          (o)  any Lien on Margin Stock;

          (p) Liens on stock in Subsidiaries of the Borrower or in deposit accounts of the Borrower or any Guarantor created by the Existing Pledge Agreement or the Existing Guaranty Agreement, or now or existing or hereafter created pursuant to the Existing Credit Agreement;

          (q) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt (other than indebtedness represented by the Note) in an aggregate principal amount at any time outstanding not to exceed 10% of Consolidated Tangible Net Worth; and

          (r) interests of lessors under operating leases and precautionary Uniform Commercial Code filings in respect thereof.

Provided, Liens permitted by the foregoing clauses (b), (c), (d), (e), (g) (to the extent such Lien permitted by clause (g) arises out of a refinancing, extension, renewal or refunding of any Debt secured by a Lien permitted by clause (b), (c), (d) or (e) of this Section), (i), (j), (k), (l), (n), (o) and
(q) shall at no time secure Debt in an aggregate amount greater than 20% of Consolidated Tangible Net Worth.

          SECTION 5.10. Maintenance of Existence. The Borrower shall, and shall cause each Significant Subsidiary to, maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained (such fields generally encompassing the passive electronics component industry).

          SECTION 5.11. Dissolution. Neither the Borrower nor any of its Significant Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part, except through corporate reorganization to the extent permitted by Section 5.12.

          SECTION 5.12. Consolidations, Mergers and Sales of Assets. The Borrower will not, nor will it permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) the Borrower or its Subsidiaries may merge with another Person if (i) the Borrower or such Subsidiary, as the case may be, is the corporation surviving such merger and (ii) immediately after giving effect to such merger, no Default shall have occurred and be continuing,
(b) Subsidiaries of the Borrower may merge with one another, and (c) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit,
(i) during any Fiscal Quarter, a transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets transferred, and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Quarter and the immediately preceding 3 Fiscal Quarters, either (A) constituted more than 10% of Consolidated Total Assets at the end of the fourth Fiscal Quarter immediately preceding such Fiscal Quarter, or (B) contributed more than 10% of Consolidated Operating Profits during the 4 consecutive Fiscal Quarters immediately preceding such Fiscal Quarter; (ii) any transfer of trade names and trademarks to KRC and the license by KRC of such trade names and trademarks to the Borrower and its Subsidiaries or in the ordinary course of business to other Persons; (iii) the sale of Inventory in the ordinary course of business (including without limitation transfers of raw materials and work-in-process Inventory to KEMET de Mexico, S.A., de C.V., for purposes of completing production of such Inventory);
(iv) the sale or disposition of machinery and equipment by the Borrower or any Subsidiary no longer useful for the conduct of the Borrower's or such Subsidiary's business; (v) the transfer of assets among the Borrower and the Guarantors (including equity contributions in Guarantors); (vi) the sale of the Factor Receivables (including without limitation intercompany transfers of Foreign Trade Receivables in anticipation of their becoming Factor Receivables) and payments to purchasers of Factor Receivables (and, intercompany transfers in anticipation of such payments) of amounts representing collections of Factor Receivables; (vii) the sale of assets from time to time by KEMET Electronics to Greenville County, South Carolina and/or Greenwood County, South Carolina pursuant to the Bond Issuance and Purchase Agreement; (viii) transfers of assets (including in the case of transfers to Subsidiaries which are Guarantors, equity contributions) from any Subsidiary which is not a Guarantor to the Borrower or to any Subsidiary which is a Guarantor; (ix) transfers permitted under Section
5.06 or 5.07; and (x) transfers of assets (including equity contributions) to any Subsidiary which is not a Guarantor in exchange for cash in an amount at least equal to the fair market value of the assets so transferred (but only to the extent such cash is paid at or prior to the time of such transfer).

          SECTION 5.13. Compliance with Regulations G, T, U and X. The proceeds of the Loans shall be used for general corporate purposes and for the purchase of the Borrower's common stock. No portion of the proceeds of the Loans will be used by the Borrower or any Subsidiary in violation of (or in a manner so as to cause the Bank to be in violation of) any applicable law or regulation, including without limitation Regulations G, T, U and X. At no time will the value of Margin Stock purchased or held by the Borrower (including, without limitation, shares of common stock of the Borrower repurchased by and held by the Borrower as treasury stock but excluding shares of common stock of the Borrower repurchased by and immediately retired by the Borrower) exceed 25% of Unencumbered Total Assets of the Borrower.

          SECTION 5.14. Compliance with Laws; Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except such noncompliance as could not reasonably be expected to have or cause a Material Adverse Effect or where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued. The Borrower will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Borrower or any Subsidiary, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which the Borrower shall have set up reserves as required by GAAP or liabilities the nonpayment of which could not reasonably be expected to have or cause a Material Adverse Effect.

          SECTION 5.15. Insurance. The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Borrower or in such Subsidiary's own name), with financially sound and reputable insurance companies, casualty insurance on all its Property and commercial general liability insurance, in each case in such amounts and against such risks as are substantially in accordance with the Borrower's practices as of the Closing Date.

          SECTION 5.16. Change in Fiscal Year. The Borrower will not change its Fiscal Year without the consent of the Bank.

          SECTION 5.17. Maintenance of Property. The Borrower shall, and shall cause each Subsidiary to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted, satisfactory for the conduct of its operations.

          SECTION 5.18. Environmental Notices. The Borrower shall furnish to the Bank prompt written notice of any Environmental Liabilities, pending or (to its knowledge) threatened Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property if such Environmental Liabilities, Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders and/or Environmental Releases could reasonably be expected to have or cause, alone or in the aggregate, a Material Adverse Effect.

          SECTION 5.19. Environmental Matters. The Borrower and its Subsidiaries will not, and will not permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials used in the manufacturing process and other Hazardous Materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements (except for such noncompliance which could not reasonably be expected to have or cause a Material Adverse Effect).

          SECTION 5.20. Environmental Release. The Borrower agrees that upon the occurrence of an Environmental Release at or on any of the Properties it will act promptly to reasonably investigate the extent of, and to take any remedial action required pursuant to any Environmental Requirement to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

          SECTION 5.21. Significant Subsidiaries. (a) The Borrower shall cause any Person which becomes a Domestic Significant Subsidiary after the Closing Date to become a party to, and agree to be bound by the terms of, the Guaranty Agreement pursuant to an instrument in form and substance satisfactory to the Bank executed and delivered to the Bank within 45 days after the last day of the Fiscal Quarter in which such Person became a Domestic Significant Subsidiary.

           (b) Once any Subsidiary becomes a Significant Subsidiary and therefore becomes a party to the Guaranty Agreement in accordance with Section 5.21(a) such Subsidiary thereafter shall remain a party to the Guaranty Agreement without regard to the amount of its Total Assets on any day or Operating Profits or gross revenues for any period.

          (c) Notwithstanding anything to the contrary contained in this Agreement or in the Guaranty Agreement, in the event that the Borrower or any Significant Subsidiary sells or otherwise transfers all of the shares of capital stock in any Guarantor which is no longer a Significant Subsidiary in a transaction which does not result in the occurrence of a Default, the Bank hereby agrees that upon the written request of the Borrower the Bank shall release such Guarantor from the Guaranty Agreement.

          SECTION 5.22 Sale, Transfer or Pledge of Industrial Revenue Bonds. The Borrower shall not, nor shall it permit KEMET Electronics or any other Guarantor to, sell, assign, transfer, pledge or otherwise encumber any right, title or interest in or to the industrial revenue bonds issued and at any time outstanding under the Bond Issuance and Purchase Agreement, other than any transfer of such industrial revenue bonds to the Borrower or any Guarantor.

                                 ARTICLE VI

                                  DEFAULTS

          SECTION 6.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

          (a) the Borrower shall fail to pay when due any principal of any Loan or shall fail to pay any interest on any Loan within two Domestic Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder or under the other Loan Documents within five Domestic Business Days after such fee or other amount becomes due; or

          (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.03 to 5.13, inclusive, Section 5.16 or Section 5.22 of this Agreement;

          (c) the Borrower shall fail to observe or perform any covenant contained in Section 5.02(ii) or Section 5.21 for 10 days after the earlier of
(i) the first day on which the Borrower has knowledge of such failure or (ii) written notice thereof has been given to the Borrower by the Bank; or

          (d) the Borrower shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement or any covenant or agreement contained or incorporated by reference in any other Loan Documents to which the Borrower is a party (other than those covered by clause
(a), (b) or (c) above) for 30 days after the earlier of (i) the first day on which the Borrower has knowledge of such failure or (ii) written notice thereof has been given to the Borrower by the Bank; or

          (e) any representation, warranty, certification or statement made or deemed made by the Borrower in Article IV of this Agreement or by any Guarantor in the Guaranty Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement or the Guaranty Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

          (f) the Borrower or any Subsidiary shall fail to make any payment in excess of $20,000 in respect of Debt outstanding (other than the Note) in the aggregate amount in excess of $5,000,000 when due or within any applicable grace period; or

          (g) any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of the Borrower or any Subsidiary in the aggregate amount in excess of $5,000,000 or the mandatory prepayment or purchase of such Debt by the Borrower (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof, or enables the holders of such Debt or any Person acting on such holders' behalf to accelerate the maturity thereof or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

          (h) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

          (i) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

          (j) the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing, provided that such termination could reasonably be expected to have or cause a Material Adverse Effect; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or at any time the aggregate complete or partial withdrawal liability under Title IV of ERISA with respect to Multiemployer Plans incurred by the Borrower and members of the Controlled Group shall exceed $5,000,000 (for purposes of this clause, the amount of withdrawal liability of the Borrower and members of the Controlled Group at any date shall be the aggregate present value of the amount, determined in accordance with Section 4201(b)(1) of ERISA, claimed to have been incurred by the Borrower and members of the Controlled Group in any notices received by any of them as of such date from any Multiemployer Plan sponsor, less any portion thereof which the Borrower and members of the Controlled Group have paid or as to which the Borrower reasonably believes after appropriate consideration of possible adjustments arising under Sections 4219 and 4221 of ERISA, it and members of the Controlled Group will have no liability, provided that the Borrower shall obtain prompt written advice from independent actuarial consultants supporting such determination); or

          (k) one or more judgments or orders for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

          (l)  a federal tax lien shall be filed against the Borrower under
Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower or any Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

          (m)  a Change of Control shall occur; or

          (n) an "Event of Default" shall occur under Section 10.1(a) of the Lease Agreement (but only to the extent such Event of Default results from a failure to make any Payment-in-Lieu-of-Taxes (as defined in the Lease Agreement)); or

          (o) the Guaranty Agreement shall cease to be in full force and effect; or

          (p) any Guarantor or any Person acting on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under the Guaranty Agreement;

then, and in every such event, the Bank may (i) by notice to the Borrower terminate the Commitment and it shall thereupon terminate, and (ii) by notice to the Borrower declare the Note (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be, and the Note (together will all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that if any Event of Default specified in clause (h) or (i) above occurs with respect to the Borrower, without any notice to the Borrower or any other act by the Bank, the Commitment shall thereupon automatically terminate and the Note (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding the foregoing, the Bank shall have available to it all other remedies at law or equity.

                                ARTICLE VII

                                 [RESERVED]

                                  ARTICLE VIII

                     CHANGE IN CIRCUMSTANCES; COMPENSATION

          SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

          (a) the Bank determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

          (b) the Bank determines that the London Interbank Offered Rate as determined by the Bank will not adequately and fairly reflect the cost to the Bank of funding Euro-Dollar Loans for such Interest Period, the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Bank to make Euro-Dollar Loans shall be suspended. Unless the Borrower notifies the Bank at least one
(1) Domestic Business Day before the date of any Borrowing of a Euro-Dollar Loan for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

          SECTION 8.02. Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such authority, bank or agency being referred to as an "Authority" and any such event being referred to as a "Change of Law"), or compliance by the Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for the Bank (or its Lending Office) to make, maintain or fund its Euro-Dollar Loans, the Bank shall so notify the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Borrower pursuant to this Section, the Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. If the Bank shall determine that it may not lawfully continue to maintain and fund any outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon and any amount due the Bank pursuant to Section 8.05(a). Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount and the Bank shall make such Base Rate Loan.

          SECTION 8.03. Increased Cost and Reduced Return. (a) If after the date hereof, a Change of Law or compliance by the Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any
Authority:

          (i) shall subject the Bank (or its Lending Office) to any tax, duty or other charge with respect to Euro-Dollar Loans or Offered Rate Loans, the Note or its obligation to make Euro-Dollar Loans or Offered Rate Loans, or shall change the basis of taxation of payments to the Bank (or its Lending Office) of the principal of or interest on Euro-Dollar Loans or Offered Rate Loans or any other amounts due under this Agreement in respect of Euro-Dollar Loans or Offered Rate Loans or its obligation to make Euro-Dollar Loans or Offered Rate Loans (except for changes in the rate of tax on the overall income of the Bank or its Lending Office imposed by the jurisdiction in which the Bank's principal executive office or Lending Office is located); or

          (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, the Bank (or its Lending Office); or

          (iii) shall impose on the Bank (or its Lending Office) or on the London interbank market any other condition affecting Euro-Dollar Loans or Offered Rate Loans, the Note or its obligation to make Euro-Dollar Loans or Offered Rate Loans;

and the result of any of the foregoing is to increase the cost to the Bank (or its Lending Office) of making or maintaining any Euro-Dollar Loan or Offered Rate Loan, or to reduce the amount of any sum received or receivable by the Bank (or its Lending Office) under this Agreement or under the Note with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

          (b) If the Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof, or compliance by the Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

          (c) The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. Notice by the Bank hereunder will be deemed to have been delivered promptly if given within 45 days after the Bank shall have determined it is entitled to compensation as a result of the occurrence of any such event. The Borrower shall not be liable for compensation pursuant to this Section for which prompt notice has not been given. A certificate of the Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

          (d) The provisions of this Section 8.03 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee or other Transferee.

          SECTION 8.04. Base Rate Loans or Offered Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of the Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) the Bank has demanded compensation under Section 8.03, and the Borrower shall, by at least 5 Euro-Dollar Business Days' prior notice to the Bank, have elected that the provisions of this Section shall apply to the Bank, then, unless and until the Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

          (a) all Loans which would otherwise be made as Euro-Dollar Loans shall be made as Base Rate Loans or Offered Rate Loans; and

          (b) after each of the Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay Base Rate Loans and Offered Rate Loans instead.

In the event that the Borrower shall elect that the provisions of this Section shall apply, the Borrower shall remain liable for, and shall pay to the Bank as provided herein, all amounts due the Bank under Section 8.03 in respect of the period preceding the date of conversion of the Loans resulting from the Borrower's election.

          SECTION 8.05. Compensation. Upon the request of the Bank, delivered to the Borrower, the Borrower shall pay to the Bank such amount or amounts as shall compensate the Bank for any loss, cost or expense incurred by the Bank as a result of:

     (a)     any payment or prepayment (pursuant to Section 2.09, Section 2.10,
Section 2.11, Section 8.02 or otherwise) of a Euro-Dollar Loan or an Offered Rate Loan on a date other than the last day of an Interest Period for such Euro-Dollar Loan or such Offered Rate Loan, as the case may be;

     (b) any failure by the Borrower to prepay a Euro-Dollar Loan or an Offered Rate Loan on the date for such prepayment specified in the relevant notice of prepayment hereunder;

     (c) any failure by the Borrower to borrow a Euro-Dollar Loan on the date for the Euro-Dollar Borrowing of which such Euro-Dollar Loan is a part specified in the applicable Notice of Borrowing delivered pursuant to Section 2.02; or

     (d) any failure by the Borrower to borrow an Offered Rate Loan (with respect to which the Borrower has accepted an Offered Rate) on the date for the Offered Rate Borrowing of which such Offered Rate Loan is a part specified in the Notice of Borrowing delivered pursuant to Section 2.02;

such compensation to include, without limitation, in the case of a Euro Dollar Loan an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Euro-Dollar Loan (or, in the case of a failure to prepay or borrow, the Interest Period for such Euro-Dollar Loan which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Euro-Dollar Loan provided for herein over (y) the amount of interest (as reasonably determined by the Bank) the Bank would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market.

                                ARTICLE IX

                               MISCELLANEOUS

          SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopy number specified in this Section and the telecopy machine used by the sender provides a written confirmation that such telecopy has been so transmitted or receipt of such telecopy transmission is otherwise confirmed,
(ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, and (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Bank under Article II or Article VIII shall not be effective until received.

          SECTION 9.02. No Waivers. No failure or delay by the Bank in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 9.03. Expenses; Documentary Taxes; Indemnification. (a) The Borrower shall pay (i) all out-of-pocket expenses of the Bank, including fees and disbursements of counsel for the Bank, in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder and (ii) if a Default occurs, all out-of-pocket expenses incurred by the Bank, including fees and disbursements of counsel, in connection with such Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents.

          (b) The Borrower shall indemnify the Bank against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents (other than any such amounts incurred in connection with the execution and delivery of an Assignment and Acceptance.

          (c) The Borrower shall indemnify the Bank and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by the Bank hereunder or breach by the Borrower of this Agreement or any other Loan Document or from investigation, litigation (including, without limitation, any actions taken by the Bank to enforce this Agreement or any of the other Loan Documents) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Bank, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable expenses (including, without limitation, legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

          SECTION 9.04. Setoffs. The Borrower hereby grants to the Bank a contractual right of set off against all deposits and other sums credited by or due from the Bank to the Borrower or subject to withdrawal by the Borrower; and regardless of the adequacy of any collateral or other means of obtaining repayment of such obligations, the Bank may at any time upon or after the occurrence of any Event of Default, and without notice to the Borrower, set off the whole or any portion or portions of any or all such deposits and other sums against such obligations, whether or not any other Person or Persons could also withdraw money therefrom. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

          SECTION 9.05. Amendments and Waivers. Any provision of this Agreement, the Note or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Bank. Notwithstanding the foregoing, the Bank agrees to amend this Agreement and the Guaranty Agreement pursuant to an instrument in form and substance satisfactory to the Bank in its discretion to conform this Agreement and the Guaranty Agreement to the Existing Credit Agreement and Existing Guaranty Agreement, as amended by any amendment or waiver thereto entered into or given after the date hereof and agreed to by the Bank in its capacity as a bank under the Existing Credit Agreement.

          SECTION 9.06.  [Reserved].

          SECTION 9.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement.

          (b) The Bank may at any time sell to one or more Persons (each a "Participant") participating interests in any Loan owing to the Bank, the Note, the Commitment or any other interest of the Bank hereunder provided that (i) no participating interest shall be sold to any Person that is not then an Affiliate of the Bank without the prior written consent of the Borrower, which consent shall not be unreasonably withheld, and (ii) no consent of the Borrower will be required for a participating interest sold after the occurrence and during the continuance of a Default. The Bank may not have more than two (2) Participants at any one time that are not then Affiliates of the Bank and participating interests shall be in a minimum amount of $10,000,000. In the event of any such sale by the Bank of a participating interest to a Participant, the Bank's obligations under this Agreement shall remain unchanged, the Bank shall remain solely responsible for the performance thereof, the Bank shall remain the holder of the Note for all purposes under this Agreement, and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement. In no event shall the Bank be obligated to the Participant to take or refrain from taking any action hereunder except that the Bank may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) the change of any date fixed for the payment of principal of or interest on the related Loan or Loans,
(ii) the change of the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related Loan or Loans,
(iii) the change of the principal of the related Loan or Loans, (iv) any change in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) facility fee is payable hereunder from the rate at which the Participant is entitled to receive interest or facility fees (as the case may be) in respect of such participation, (v) the release or substitution of all or any substantial part of the collateral (if any) held as security for the Loans, or (vi) the release of any guaranty given to support payment of the Loans. The Borrower agrees that each Participant shall be entitled to the benefits of Article VIII with respect to its participation in Loans outstanding from time to time.

          (c) The Bank may at any time assign to one or more banks or financial institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement, the Note and the other Loan Documents, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance in the form attached hereto as Exhibit F, executed by such Assignee, the Bank and, in the case of an Assignee that is not then an Affiliate of the Bank, by the Borrower; provided that (i) no interest may be sold by the Bank pursuant to this paragraph (c) unless the Assignee shall agree to assume ratably equivalent portions of the Commitment,
(ii) the amount of the Commitment subject to such assignment (determined as of the effective date of the assignment) shall be equal to $10,000,000 (or any larger multiple of $1,000,000), (iii) no interest may be sold by the Bank pursuant to this paragraph (c) to any Assignee that is not an Affiliate of the Bank without the consent of the Borrower, which consent shall not be unreasonably withheld; provided that the Borrower's consent shall not be necessary with respect to any assignment made after the occurrence and during the continuance of a Default, and (iv) the Bank may not have more than two (2)

Assignees that are not then Affiliates of the  Bank at any one time.  Upon
(A) execution of the Assignment and Acceptance by the Bank, such Assignee and (if applicable) the Borrower, (B) delivery of an executed copy of the Assignment and Acceptance to the Borrower, and (C) payment by such Assignee to the Bank of an amount equal to the purchase price agreed between the Bank and such Assignee, such Assignee shall for all purposes be a party to this Agreement and shall have all the rights and obligations of the Bank under this Agreement to the same extent as if it were an original party hereto with a Commitment as set forth in such instrument of assumption, and the Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower or the Bank shall be required. Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the Bank and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to each of such Assignee and the Bank.

          (d) Subject to the provisions of Section 9.08, the Borrower authorizes the Bank to disclose to any Participant, Assignee or other transferee (each a "Transferee") and any prospective Transferee any and all financial and other information in the Bank's possession concerning the Borrower which has been delivered to the Bank by the Borrower pursuant to this Agreement or which has been delivered to the Bank by the Borrower in connection with the Bank's credit evaluation prior to entering into this Agreement.

          (e) No Transferee shall be entitled to receive any greater payment under Section 8.03 than the Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring the Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

          (f) Anything in this Section 9.07 to the contrary notwithstanding, the Bank may assign and pledge all or any portion of the Loans and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans and/or obligations made by the Borrower to the Bank in accordance with the terms of this Agreement shall satisfy the Borrower's obligations hereunder in respect of such assigned Loans and/or obligations to the extent of such payment. No such assignment shall release the Bank from its obligations hereunder.

          SECTION 9.08. Confidentiality. The Bank agrees to exercise its best efforts to keep any information delivered or made available by the Borrower to it which is not publicly available, confidential from anyone other than persons employed or retained by the Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided, however, that nothing herein shall prevent the Bank from disclosing such information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Bank, (iii) which has been publicly disclosed unless such public disclosure is known by the Bank to be in violation of this Section 9.08, (iv) to the extent reasonably required in connection with any litigation to which the Bank or its Affiliates may be a party (provided, that prior to such disclosure, the Bank shall notify the Borrower to the extent reasonably practicable and shall afford the Borrower an opportunity to contest such disclosure, unless the Bank shall determine that such a contest would prejudice its rights or interests), (v) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vi) to the Bank's legal counsel and independent auditors and (viii) upon the prior written consent of the Borrower, to any actual or proposed Participant, Assignee or other Transferee (other than any Assignee or Transferee to which an assignment or transfer is being made after the occurrence and during the continuance of a Default) of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 9.08.

          SECTION 9.09.  [Reserved]

          SECTION 9.10.  [Reserved]

          SECTION 9.11. Survival of Certain Obligations. Sections 8.03(a), 8.03(b), 8.05 and 9.03, and the obligations of the Borrower thereunder, shall survive, and shall continue to be enforceable notwithstanding, the termination of this Agreement and the Commitment and the payment in full of the principal of and interest on all Loans.

          SECTION 9.12. North Carolina Law. This Agreement and the Note shall be construed in accordance with and governed by the law of the State of North Carolina.

          SECTION 9.13. Severability. In case any one or more of the provisions contained in this Agreement, the Note or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

          SECTION 9.14. Interest. In no event shall the amount of interest due or payable hereunder or under the Note exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made to the Bank by the Borrower or inadvertently received by the Bank, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Bank in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Bank not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

          SECTION 9.15. Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

          SECTION 9.16. Consent to Jurisdiction. The Borrower (a) submits to personal jurisdiction in the State of North Carolina, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Note and the other Loan Documents, (b) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of North Carolina for the purpose of litigation to enforce this Agreement, the Note or the other Loan Documents, and (c) agrees that service of process may be made upon it in the manner prescribed in Section 9.01 for the giving of notice to the Borrower. Nothing herein contained, however, shall prevent the Bank from bringing any action or exercising any rights against any security and against the Borrower personally, and against any assets of the Borrower, within any other state or jurisdiction.

          SECTION 9.17. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          SECTION 9.18. Knowledge of Borrower. Whenever this Agreement or any other Loan Document refers to the knowledge, best knowledge or awareness of the Borrower or any Subsidiary, it is referring to the knowledge of a Responsible Officer.

          SECTION 9.19. CONSEQUENTIAL DAMAGES. THE BANK SHALL NOT BE RESPONSIBLE OR LIABLE TO THE BORROWER OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.


















     [The remainder of this page left blank intentionally]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

                                        KEMET CORPORATION


                                        By: _/S/ J.J. Jerozal______ (SEAL)
                                        Title: CFO & Treasurer


ATTEST:

__/S/ G.H. Spears__________________     KEMET Corporation
_______________ Secretary               2835 Kemet Way
                                        Simpsonville, South Carolina 29681
                                        Attention:  Chief Financial Officer
                                        Telecopy number:      (864) 228-4161
                                        Telephone number:      (864) 963-6651

COMMITMENT               WACHOVIA BANK OF NORTH CAROLINA, N.A.,
$40,000,000              as Bank


                         By: _/S/ Paul S. Grueber_______________ (SEAL)
                         Title: SVP

                         Lending Office
                         Wachovia Bank of North Carolina, N.A.
                         400 South Tryon Street
                         Charlotte, North Carolina 28231

                         Notices
                         Wachovia Bank of North Carolina, N.A.
                         c/o Wachovia Bank of South Carolina, N.A.
                         1401 N. Main Street, Suite 705
                         Columbia, South Carolina 29226
                         Attention: Suzanne L. Morrison
                         Telecopy number:      (803) 765-3232
                         Telephone number:     (803) 765-3049

                                 SCHEDULE 4.05

                           Description of Litigation

1.     Reference is made hereby to the matters disclosed under the caption "Item
3. Legal Proceedings" as reported in KEMET Corporation's Form 10-K for the fiscal year ended March 31, 1996 (copy attached as Annex 1).

2. On July 8, 1996, the Registered Agent for the Company in Delaware received notice of a lawsuit in the Court of Chancery in New Castle County, Delaware filed against KEMET Corporation and the board of directors individually, purportedly brought on behalf of its shareholders, alleging that the Company did not adequately consider the request by Vishay to enter into discussions, and the suit alleges, among other things, that the Board breached their fiduciary duties by adopting a preferred share rights plan. The plaintiffs are asking the court, among other things, to order the Board to auction the Company and deploy the rights plan in a fair and impartial manner. The suit also seeks unspecified damages. The Company has stated that the suit is without merit and intends to defend itself and its directors vigorously.

     Other than reported above and in the Company's fiscal year ending March 31, 1996 Form 10-K under the caption "Item 3. Legal Proceedings", the Company is not currently a party to any material pending legal proceedings, other than routine litigation incidental to the business of the Company.

3.     Zirconia - Coated Furnace Hardware
     KEMET Electronics Corporation uses zirconia surfaces for various holders of ceramic chips during their firing. A company (Aerospace Coatings Corporation) which coats materials with zirconia has threatened KEMET with regard to alleged violation of its intellectual property. To the company's knowledge, no formal action has been initiated. Aerospace Coatings Corporation has issued a U.S. patent on this process. The patent was reviewed by the U.S. Patent Office, at the request of KEMET, and disallowed based on relevant prior art. Aerospace Coatings Corporation appealed this decision, and the patent was reinstated. The matter is being handled for KEMET by attorneys experienced in intellectual property matters.

                                    ANNEX 1

                          ITEM 3. LEGAL PROCEEDINGS

     The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") and certain analogous state laws, impose retroactive, strict liability upon certain defined classes of persons associated with releases of hazardous substances into the environment. Among those liable under CERCLA (known collectively as "potentially responsible parties" or "PRPs") is any person who "arranged for disposal" of hazardous substances at a site requiring response action under the statute. While a company's liability under CERCLA is often based upon its proportionate share of overall waste volume or other equitable factors, CERCLA has been widely held to permit imposition of joint and several liability on each PRP. The Company has periodically incurred, and may continue to incur, liability under CERCLA and analogous state laws with respect to sites used for off-site management of Company-derived wastes. The Company has been named as a PRP at the Seaboard Chemical Site in Jamestown, North Carolina. The Company is participating in the cleanup as a "de minimis" party and does not expect its total exposure to be material. In addition, Union Carbide Corporation ("Union Carbide") the former owner of the Company, is a PRP at certain sites relating to the off-site disposal of wastes from properties presently owned by the Company. The Company is participating in coordination with Union Carbide in certain PRP initiated activities related to these sites. The Company expects that it will bear some portion of the liability with respect to these sites, however, any such share is not presently expected to be material to the Company's financial condition. In connection with the acquisition in 1990, Union Carbide agreed, subject to certain limitations and limits on the time for filing a claim, to indemnify the Company for the off-site disposal of hazardous substances generated prior to the acquisition.

 On April 12, 1993, two wholly-owned subsidiaries of the Company, KEMET Electronics Corporation and KEMET de Mexico, S.A. de C.V., were notified that they had been named in an action filed in the District Court of Texas in Cameron County, Texas, by a group of plaintiffs alleging that KEMET Electronics Corporation, KEMET de Mexico, S.A. de C.V., and numerous other defendants located in the surrounding area caused injuries to the plaintiffs arising out of exposure to hazardous substances allegedly placed into the local environment through the negligent acts and omissions of the defendants. No specific amount of damages was set forth in the original petition. On July 28, 1995, the Company announced that it had reached a settlement of the pending litigation which required it to pay $1.275 million to the plaintiffs for a release of their claims. Pursuant to the settlement, KEMET did not admit any responsibility for any of the alleged injuries.

On January 30, 1995, the Registered Agent for the Company in Texas received notice of a lawsuit filed in the District Court of Texas in Cameron County, Texas naming KEMET Corporation, KEMET Electronics Corporation, KEMET de Mexico, S.A. de C.V., and five other companies concerning allegedly unsafe working conditions at the Company's Mexican facilities. On January 31, 1996, the plaintiff's attorneys filed a Motion for Non-suit and entered an order of non-suit. On February 13, 1996, this case was dismissed without prejudice.

The Company or its subsidiaries are at any one time parties to a number of lawsuits arising out of their respective operations, including workers compensation or work place safety cases, some of which involve claims of substantial damages. Although there can be no assurance, based upon information known to the Company, the Company does not believe that any liability which might result from an adverse determination of such lawsuits would have a material adverse effect on the Company's financial condition or results of operations.

                                   SCHEDULE 4.08A

                              Existing Subsidiaries

Name of Subsidiary                         Jurisdiction of Incorporation

KEMET Electronics Corporation                Delaware
KEMET Services Corporation                   Delaware
KEMET Electronics, S.A.                      Switzerland
KEMET Electronics GMBH                       Germany
KEMET Electronics SARL                       France
KEMET Electronics Ltd.                       United Kingdom
KEMET Electronics Asia Limited               Hong Kong
KEMET Electronics Marketing (S) Pte Ltd.     Singapore
KEMET de Mexico, S.A. de C.V.                Mexico
KEMET Electronics (Canada) Limited           Canada
KRC Trade Corporation                        Delaware
KEMET International, Inc.                    Barbados

                               SCHEDULE 4.08B

                  Existing Domestic Significant Subsidiaries

Name of Subsidiary                         Jurisdiction of Incorporation

KEMET Electronics Corporation                 Delaware
KEMET Services Corporation                    Delaware
KRC Trade Corporation                         Delaware

                                   SCHEDULE 4.14 A-1

                    Description of Environmental Liabilities

     Reference is made hereby to the matters disclosed under the caption "Item
3. Legal Proceedings" as reported in KEMET Corporation's Form 10-K for the fiscal year ended March 31, 1996 (copy attached as Annex 1).

                                    ANNEX 1

                          Item 3.  Legal Proceedings

     The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") and certain analogous state laws, impose retroactive, strict liability upon certain defined classes of persons associated with releases of hazardous substances into the environment. Among those liable under CERCLA (known collectively as "potentially responsible parties" or "PRPs") is any person who "arranged for disposal" of hazardous substances at a site requiring response action under the statute. While a company's liability under CERCLA is often based upon its proportionate share of overall waste volume or other equitable factors, CERCLA has been widely held to permit imposition of joint and several liability on each PRP. The Company has periodically incurred, and may continue to incur, liability under CERCLA and analogous state laws with respect to sites used for off-site management of Company-derived wastes. The Company has been named as a PRP at the Seaboard Chemical Site in Jamestown, North Carolina. The Company is participating in the cleanup as a "de minimis" party and does not expect its total exposure to be material. In addition, Union Carbide Corporation ("Union Carbide") the former owner of the Company, is a PRP at certain sites relating to the off-site disposal of wastes from properties presently owned by the Company. The Company is participating in coordination with Union Carbide in certain PRP initiated activities related to these sites. The Company expects that it will bear some portion of the liability with respect to these sites, however, any such share is not presently expected to be material to the Company's financial condition. In connection with the acquisition in 1990, Union Carbide agreed, subject to certain limitations and limits on the time for filing a claim, to indemnify the Company for the off-site disposal of hazardous substances generated prior to the acquisition.

 On April 12, 1993, two wholly-owned subsidiaries of the Company, KEMET Electronics Corporation and KEMET de Mexico, S.A. de C.V., were notified that they had been named in an action filed in the District Court of Texas in Cameron County, Texas, by a group of plaintiffs alleging that KEMET Electronics Corporation, KEMET de Mexico, S.A. de C.V., and numerous other defendants located in the surrounding area caused injuries to the plaintiffs arising out of exposure to hazardous substances allegedly placed into the local environment through the negligent acts and omissions of the defendants. No specific amount of damages was set forth in the original petition. On July 28, 1995, the Company announced that it had reached a settlement of the pending litigation which required it to pay $1.275 million to the plaintiffs for a release of their claims. Pursuant to the settlement, KEMET did not admit any responsibility for any of the alleged injuries.

On January 30, 1995, the Registered Agent for the Company in Texas received notice of a lawsuit filed in the District Court of Texas in Cameron County, Texas naming KEMET Corporation, KEMET Electronics Corporation, KEMET de Mexico, S.A. de C.B., and five other companies concerning allegedly unsafe working conditions at the Company's Mexican facilities. On January 31, 1996, the plaintiff's attorneys filed a Motion for Non-suit and entered an order of non-suit. On February 13, 1996, this case was dismissed without prejudice.

The Company or its subsidiaries are at any one time parties to a number of lawsuits arising out of their respective operations, including workers compensation or work place safety cases, some of which involve claims of substantial damages. Although there can be no assurance, based upon information known to the Company, the Company does not believe that any liability which might result from an adverse determination of such lawsuits would have a material adverse effect on the Company's financial condition or results of operations.

                                SCHEDULE 4.14 A-2

                  Properties on National Priorities or CERCLIS List

Neither the Borrower nor any of its Subsidiaries owns, leases or occupies any Property which has been identified on any current or (to the best of Borrower's knowledge) proposed (i) National Priorities List under 40 C.F.R. Section 300,
(ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

Reference is made to Schedule 4.14 A-1 hereto for Properties which (i) appear on such lists and (ii) may involve the Borrower either directly or indirectly.

                                SCHEDULE 5.07

                            Existing Investments

1. Borrower, either directly or indirectly, owns all of the issued and outstanding capital stock of each of the subsidiary companies listed on Schedule 4.08A hereto (except for those shares of capital stock owned by individuals as listed on Attachment 1 to this Schedule 5.07).

2. Unsecured promissory notes evidencing advances aggregating less than U.S. $200,000 made to certain employees transferred to Monterrey, Mexico to assist in their home purchases.

3. Guarantees of unsecured promissory notes evidencing advances aggregating less than U.S. $200,000 made to certain employees transferred to Monterrey, Mexico to assist in their home purchases.

                                     Attachment 1
                                     to Schedule 5.07

     Stock in Subsidiaries of KEMET Electronics Corporation owned by Individuals

Subsidiary                              Number of Shares          Owner

KEMET Electronics, S.A.                       1               D. Payne
                                              1               P. J. Altwegg
                                              1               A. Kaplun

KEMET Electronics Asia Limited                1               C. E. Volpe
                                              1               D. J. Poinsette

KEMET de Mexico, S.A. de C.V.                 1               D. A. Adams
                                              1               D. R. Cash
                                              1               C. E. Volpe
                                              1               D. E. Maguire

                                                                  EXHIBIT A

                                      NOTE

$40,000,000                                        Charlotte, North Carolina
                                                   July __, 1996

          For value received, KEMET CORPORATION, a Delaware corporation (the "Borrower"), promises to pay to the order of WACHOVIA BANK OF NORTH CAROLINA, N.A. (the "Bank"), for the account of its Lending Office, the principal sum of Forty Million and No/100 Dollars ($40,000,000), or such lesser amount as shall equal the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below, on the dates and in the amounts provided in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of this Note on the dates and at the rate or rates provided for in the Credit Agreement. Interest on any overdue principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the Default Rate, as provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds c/o Wachovia Bank of South Carolina, N.A., 1401 Main Street, Suite 705, Columbia, South Carolina 29226, or such other address as may be specified from time to time pursuant to the Credit Agreement.

          All Loans made by the Bank, the respective maturities thereof, the interest rates from time to time applicable thereto and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make, or any error of the Bank in making, any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

          This Note is the Note referred to in the Credit Agreement dated as of July __, 1996 between the Borrower and Wachovia Bank of North Carolina, N.A. (as the same may be amended or modified from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment and the repayment hereof and the acceleration of the maturity hereof.

          The Borrower hereby waives presentment, demand, protest, notice of demand, protest and nonpayment and any other notice required by law relative hereto, except to the extent as otherwise may be expressly provided for in the Credit Agreement.

          The Borrower agrees, in the event that this note or any portion hereof is collected by law or through an attorney at law, to pay all reasonable costs of collection, including, without limitation, reasonable attorneys' fees.

          IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed under seal, by its duly authorized officer as of the day and year first above written.

                                      KEMET CORPORATION


                                      By: ______________________________ (SEAL)
                                      Title:

                     LOANS AND PAYMENTS OF PRINCIPAL
______________________________________________________________________________

     Type               Amount              Amount of
      of     Interest    of        Principal      Maturity     Notation
Date Loan     Rate      Loan       Repaid         Date        Made By
- ----------------------------------------------------------------------








































1 i.e., a Base Rate, Offered Rate or Euro-Dollar Loan.

                                                          EXHIBIT B

                                     OPINION OF
                   COUNSEL FOR THE BORROWER AND THE GUARANTORS

                             [To be provided]

                                                             EXHIBIT C

                              CLOSING CERTIFICATE
                                      OF
                              KEMET CORPORATION

          Reference is made to the Credit Agreement (the "Credit Agreement") dated as of July 31, 1996, between KEMET Corporation (the "Borrower") and Wachovia Bank of North Carolina, N.A. Capitalized terms used herein have the meanings ascribed thereto in the Credit Agreement.

          Pursuant to Section 3.01(d) of the Credit Agreement,
___________________, the duly authorized ____________________ of the Borrower, hereby certifies to the Bank that: (i) no Default has occurred and is continuing on the date hereof; and (ii) the representations and warranties of the Borrower contained in Article IV of the Credit Agreement are true in all material respects on and as of the date hereof.

          Certified as of the 31st day of July, 1996.


                                   KEMET CORPORATION


                                   _____________________________________
                                   Name:
                                   Title:

                                                          EXHIBIT D
                       [NAME OF BORROWER OR GUARANTORS]
                           SECRETARY'S CERTIFICATE

          The undersigned, _____________, _______ Secretary of _______________________, a ____________ corporation [(the "Borrower")] [(the
"Guarantor")], hereby certifies that he has been duly elected, qualified and is acting in such capacity and that, as such, he is familiar with the facts herein certified and is duly authorized to certify the same, and hereby further certifies, in connection with the [Credit Agreement dated as of July 31, 1996 between the Borrower and Wachovia Bank of North Carolina, N.A.] [the Guaranty Agreement dated as of July 31, 1996 made by the Guarantor and certain other guarantors named therein for the benefit of Wachovia Bank of North Carolina, N.A.] that:

          1. Attached hereto as Exhibit A is a complete and correct copy of the Articles of Incorporation of the [Borrower][Guarantor] as in full force and effect on the date hereof.

          2. Attached hereto as Exhibit B is a complete and correct copy of the Bylaws of the [Borrower][Guarantor] as in full force and effect on the date hereof.

          3. Attached hereto as Exhibit C is a complete and correct copy of the resolutions duly adopted by the Board of Directors of the [Borrower][Guarantor] on ___________ __, 19__ approving, and authorizing the execution and delivery of, the [Credit Agreement, the Note (as such term is defined in the Credit Agreement) and the other Loan Documents (as such term is defined in the Credit Agreement) to which the Borrower is a party][Guaranty Agreement]. Such resolutions have not been repealed or amended and are in full force and effect, and no other resolutions or consents have been adopted by the Board of Directors of the [Borrower][Guarantor] in connection therewith.

          4.     ____________, who as ________________________ of the
[Borrower][Guarantor] signed the [Credit Agreement, the Note and the other Loan Documents to which the Borrower is a party][Guaranty Agreement], was duly elected, qualified and acting as such at the time he signed the [Credit Agreement, the Note and other Loan Documents to which the Borrower is a party][Guaranty Agreement], and his signature appearing on the [Credit Agreement, the Note and the other Loan Documents to which the Borrower is a party][Guaranty Agreement] is his genuine signature.

          IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 31st day of July, 1996.

                                        ________________________________
                                        Name:
                                        Title:

                                                        EXHIBIT E



                      FORM OF OFFICER'S COMPLIANCE CERTIFICATE
                PURSUANT TO SECTION 5.01(c) OF THE CREDIT AGREEMENT

          For the fiscal [quarter][year] ended _______________, 19__.

          I, ________________, [chief financial officer][chief accounting officer] of KEMET Corporation (the "Borrower"), hereby certify that with respect to that certain Credit Agreement dated as of July 31, 1996 (as it may be amended, modified, extended or restated from time to time, the "Credit Agreement"; all of the defined terms in the Credit Agreement are incorporated herein by reference) between the Borrower and Wachovia Bank of North Carolina,
N.A.:

     a. Since ____________ (the date of the last similar certification, or, if none, the Closing Date) no Default or Event of Default has occurred under the Credit Agreement; and

     b. Delivered herewith are detailed calculations demonstrating compliance by the Borrower with the financial covenants contained in Sections 5.03, 5.04 and 5.05 of the Credit Agreement as of the end of the fiscal [quarter][year] set forth above.

The undersigned represents and warrants that each of the calculations referred to in clause (b) above is true and correct in all material respects.

          This ___ day of __________________, 19___.




__________________________________
                                        [Chief Financial Officer]
                                        [Chief Accounting Officer]
                                        KEMET Corporation






- -------------
1 If a Default or Event of Default shall have occurred during the applicable period, a detailed explantation of such Default or Event of Default shall be provided on a separate page together with an explantion of the action taken or proposed to be taken by the Borrower with respect thereto.

                                                          EXHIBIT F

                            ASSIGNMENT AND ACCEPTANCE
                         Dated ________________ __, ____


          Reference is made to the Credit Agreement dated as of July 31, 1996 (the "Credit Agreement") between KEMET Corporation (the "Borrower") and Wachovia Bank of North Carolina, N.A., (the "Bank"). Terms defined in the Credit Agreement are used herein with the same meaning.

         _________________ (the "Assignor") and ________________________ (the
"Assignee") agree as follows:


1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a ______% interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the Effective Date (as defined below) (including, without limitation, a ______% interest (which on the Effective Date hereof is $_______________) in the Assignor's Commitment and a ______% interest (which on the Effective Date hereof is $_______________) in the Loans owing to the Assignor and a ______% interest in the Note held by the Assignor (which on the Effective Date hereof is $__________________)).

          2. The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder, that such interest is free and clear of any adverse claim and that as of the date hereof its Commitment (without giving effect to assignments thereof which have not yet become effective) is $_________________ and the aggregate outstanding principal amount of Loans owing to it (without giving effect to assignments thereof which have not yet become effective) is $_________________; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) attaches the Note referred to in paragraph 1 above and requests that the Borrower exchange such Note for [a new Note dated _______________, ____ in the principal amount of _________________ payable to the order of the Assignee] [new Notes as follows: a Note dated _________________, ____ in the principal amount of $_______________ payable to the order of the Assignor and a Note dated ______________, ____ in the principal amount of $______________ payable to the order of the Assignee].

          3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.04(a) thereof (or any more recent financial statements of the Borrower delivered pursuant to Section 5.01(a) or (b) thereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is a bank or financial institution;
(iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; (v) specifies as its Lending Office (and address for notices) the office set forth beneath its name on the signature pages hereof,
(vi) represents and warrants that the execution, delivery and performance of this Assignment and Acceptance are within its corporate powers and have been duly authorized by all necessary corporate action [, and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and the Notes or such other documents as are necessary to indicate that all such payments are subject to such taxes at a rate reduced by an applicable tax treaty].*

          4. The Effective Date for this Assignment and Acceptance shall be _______________ (the "Effective Date"). [Following the execution of this Assignment and Acceptance, it will be delivered to the Borrower for execution by the Borrower.]**

          5. [Upon such execution and acceptance by the Borrower,]** [f]rom and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent rights and obligations have been transferred to it by this Assignment and Acceptance, have the rights and obligations of the Bank thereunder and (ii) the Assignor shall, to the extent its rights and obligations have been transferred to the Assignee by this Assignment and Acceptance, relinquish its rights (other than under Section 8.03 of the Credit Agreement) and be released from its obligations under the Credit Agreement.

          6. [Upon such execution by the Borrower,]** [f]rom and after the Effective Date, the Borrower shall make all payments in respect of the interest assigned hereby to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to such execution by the Borrower directly between themselves.

          7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of North Carolina.

                              [NAME OF ASSIGNOR]


                              By:
              Title:


* If the Assignee is organized under the laws of a jurisdiction outside the United States.
** If the Assignee is not an Affiliate of the Assignor, and no Default has occurred and is continuing.

                               [NAME OF ASSIGNEE]


                              By:
        Title:


                              Lending Office:
                              [Address]


                              KEMET CORPORATION*


                              By:
         Title:




























* If the Assignee is not an Affiliate of the Assignor, and no Default has occurred and is continuing.

                                             EXHIBIT G


                            NOTICE OF BORROWING

                            __________, 199_


Wachovia Bank of North Carolina, N.A.
____________________________________
____________________________________
Attention:____________________________


          Re:     Credit Agreement (as amended and modified from time to time, the "Credit Agreement") dated as of July 31, 1996 between KEMET Corporation and Wachovia Bank of North Carolina, N.A.

Gentlemen:

          Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Credit Agreement.

          This Notice of Borrowing is delivered to you pursuant to Section 2.02 of the Credit Agreement.

          The Borrower hereby requests a [Euro-Dollar Borrowing][Base Rate Borrowing] [Offered Rate Borrowing] in the aggregate principal amount of $___________ to be made on ________, 19__, and for interest to accrue thereon at the rate established by the Credit Agreement for [Euro-Dollar Loans] [Base Rate Loans] [Offered Rate Loans]. The duration of the Interest Period with respect thereto shall be [1 month] [2 months] [3 months] [6 months] [30 days] [1 to 90 days].

          The Borrower has caused this Notice of Borrowing to be executed and delivered by its duly authorized officer this ___ day of ____, 199_.

                              KEMET CORPORATION


                              By:______________________
                              Title:

                                             EXHIBIT H


August __, 1996



KEMET Corporation
2835 Kemet Way
Simpsonville, South Carolina 29681
Attention: Chief Financial Officer

Ladies and Gentlemen:

     In accordance with Section 2.03 of the Credit Agreement, dated as of July 31, 1996, between KEMET Corporation (the "Company") and Wachovia Bank of North Carolina, N.A. (the "Bank"), the Bank hereby nominates Centric Funding Corporation as the "Designated Lender" for advances to the Company.

     The Company will obtain advances from the Designated Lender in accordance with the terms of a loan agreement between the Company and the Designated Lender. A copy of such loan agreement will be provided to the Bank promptly upon the execution thereof.

                              Very truly yours,

                              WACHOVIA BANK OF NORTH CAROLINA, N.A.


                              By:
                       Name:
                              Title:


Agreed and Accepted on August ___, 1996

KEMET CORPORATION


By:
Name:
Title: